Filed Pursuant to Rule 424(b)(3)
Registration No. 333-287026

P R O S P E C T U S

Puget Energy, Inc.

OFFER TO EXCHANGE ITS

5.725% Senior Secured Notes due 2035

that have been registered under the Securities Act of 1933, as amended for any and all of its outstanding

5.725% Senior Secured Notes due 2035

that were issued and sold in a transaction

exempt from registration

under the Securities Act of 1933, as amended

Puget Energy, Inc. (“we,” “us,” “our,” “Puget Energy,” or the “Company”), a Washington corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $600 million in aggregate principal amount of its 5.725% Senior Secured Notes due 2035, which we refer to as the “exchange notes,” for the same principal amount of its outstanding 5.725% Senior Secured Notes due 2035, which we refer to as the “original notes.” We refer to the original notes and the exchange notes, collectively, as the “Notes.” The original notes are and the exchange notes will be senior secured obligations and rank and will rank pari passu in right of payment with all of our existing and future senior secured indebtedness and will rank senior to all of our future subordinated indebtedness. Subject to certain exceptions, the Notes are and will be secured by a security interest in (i) substantially all of our assets, which for all practical purposes consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, Puget Sound Energy, Inc. (“PSE”) and (ii) all of our equity interests owned by our parent company, Puget Equico LLC (“Puget Equico”). These same assets also secure our obligations under our senior secured credit facility on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidated damages. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see “Description of Notes.”

The exchange offer will expire at 5:00 p.m. New York City time, on July 1, 2025, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended (the “Securities Act”). We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes. We do not intend to apply for listing of either the original notes or the exchange notes on any exchange or market.

We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the exchange offer. See “The Exchange Offer—Absence of Dissenters’ Rights of Appraisal.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 180 days following the consummation of the exchange offer (or until such broker-dealer is no longer required to deliver a prospectus) in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Investing in the exchange notes involves certain risks. Please read “Risk Factors” beginning on page 10 of this prospectus.

This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about June 2, 2025.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2025.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by Puget Energy. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Puget Energy since the date of this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will likely result,” or “will continue” or the negative of such terms or similar expressions are intended to identify certain of these forward-looking statements.

Forward-looking statements reflect current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. There can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus, some important factors that could cause our actual results or outcomes to differ materially from past results and those discussed in the forward-looking statements include:

•

Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (“FERC”) and the Washington Utilities and Transportation Commission (“Washington Commission”), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•

Changes in, adoption of and compliance with laws and regulations, related to executive orders, federal grant programs, incentives and funding policies, tariffs and trade restrictions and budget and efficiency measures, including any actual or potential reduction in the federal workforce, decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by-products of electric generation (including coal ash or other substances) or natural gas distribution and sales, natural resources, and fish and wildlife (including the Endangered Species Act and Migratory Bird Treaty Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•

Changes in tax law, related regulations or differing interpretation, or enforcement of applicable law by the Internal Revenue Service or other taxing jurisdiction; and PSE’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, landslides, fires and wildfires (either affecting or caused by PSE’s facilities or infrastructure), extreme weather conditions and other acts of God, terrorism, asset-based or cyber-based attacks, pandemics or similar significant events, changes in legislation, regulation and government policies including federal grant programs, trade restrictions and tariffs, and government staff reductions can delay projects, interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials, impose extraordinary costs, and subject the Company to liability;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede PSE’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•

PSE electric or natural gas distribution systems failure, blackouts or large curtailments of transmission or distribution systems (whether PSE’s or others’), or failure of the interstate natural gas pipeline delivering to PSE’s system, all of which can affect PSE’s ability to deliver power or natural gas to its customers and generating facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on PSE’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•

PSE’s resource adequacy needs to meet the Washington Clean Energy Transformation Act (“CETA”) and the Washington Climate Commitment Act (“CCA”) requirements, through a combination of owned or contracted resources, may significantly increase purchased power and gas costs if pricing pressures and supply constraints on resource acquisitions increase;

•	Changes in climate, weather conditions, or sustained extreme weather events in PSE’s operational territory, which could have effects on customer usage and PSE’s revenue and expenses;

•

Regional or national weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural disasters, which could impact PSE’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and PSE’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact PSE’s ability to generate electricity from wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price and terms of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of PSE;

•	General economic conditions in the Pacific Northwest, such as inflation, which may impact customer consumption or affect PSE’s accounts receivable;

•

The loss of significant customers, changes in the business of significant customers or the condemnation of PSE’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for PSE’s services;

•	The failure of information systems or the failure to secure information system data, which may impact the operations and cost of PSE’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder PSE’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•

General economic and political conditions, such as the effects of geopolitical tensions related to the ongoing Russia-Ukraine and Middle East conflicts, recessions, tariffs and trade restrictions, fuel prices, international currency fluctuations, sanctions, corruption, political instability, acts of war and local and national elections;

•

Employee workforce factors including strikes; work stoppages; retirements; absences due to pandemics, accidents, natural disasters or other significant, unforeseeable events; and availability of qualified employees or the loss of a key executive;

•	PSE’s ability to attract, retain, and compensate employees while operating within a region of high demand for skilled workers resulting in significant competition and wage pressure;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, including those arising from catastrophic events such as wildfires and the cost of such insurance;

•	Changes in our or PSE’s credit ratings, which may have an adverse impact on the availability and cost of capital for us or PSE generally and the ability to pay dividends;

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of PSE’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder; and

•

Recent laws enacted, amended or proposed in Washington and other municipalities in PSE’s service territory, which may impact PSE’s operations by, among others: changing system planning; changing existing statutory targets; instituting electrification requirements; or establishing Washington Commission requirements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and any further disclosures we make on related subjects in our current reports on Form 8-K.

PROSPECTUS SUMMARY

This section contains a general summary of certain of the information contained in this prospectus and does not include all of the information that may be important to you in making your investment decision. You should read this entire prospectus, including the “Risk Factors” section and the financial statements and notes to those statements contained in this prospectus before making an investment decision. See “Where You Can Find More Information.” As used herein, unless otherwise stated or indicated by context, references to “we,” “our” and “us” refer to Puget Energy, Inc. References to “PSE” are to Puget Sound Energy, Inc., our wholly owned subsidiary.

Puget Energy, Inc.

Overview

We are an energy services holding company incorporated in the state of Washington in 1999. Substantially all of our operations are conducted through our regulated subsidiary, PSE, a utility company. We also have a wholly-owned, non-regulated subsidiary, Puget LNG, LLC (“Puget LNG”), which was formed in 2016 and has the sole purpose of owning and operating the non-regulated activity of a liquefied natural gas (“LNG”) facility at the Port of Tacoma, Washington.

We are owned through a holding company structure by Puget Holdings, LLC (“Puget Holdings”). All of our common stock is indirectly owned by Puget Holdings. Puget Holdings is owned by a consortium of long-term infrastructure investors including the British Columbia Investment Management Corporation (BCIMC), the Alberta Investment Management Corporation (AIMCo), the Ontario Municipal Employees Retirement System (OMERS), PGGM Vermogensbeheer B.V., Macquarie Washington Clean Energy Investment, L.P., and the Ontario Teachers’ Pension Plan Board (collectively, the “Consortium”).

We are the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution and generation and natural gas distribution. Our business strategy is to generate stable earnings and cash flow by offering reliable electric and natural gas service in a cost-effective manner through PSE, and be the clean energy provider of choice for our customers.

PSE is a public utility incorporated in the state of Washington in 1960. PSE furnishes electric and natural gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington.

The following table presents the number of PSE customers for electric and natural gas as of December 31, 2024 and 2023:

	December 31,		Percent Change	December 31,		Percent Change
Customer Count by Class	2024	2023		2024	2023
(in thousands)	Electric			Natural Gas
Residential	1,099	1,084	1.4%	821	818	0.4%
Commercial	135	135	—	57	57	—
Industrial	3	3	—	3	2	50.0
Other	9	8	12.5	—	—	—

Total[1]	1,246	1,230	1.3%	881	877	0.5%

[1]	At December 31, 2024 and 2023, approximately 428,440 and 425,996 customers purchased both electricity and natural gas from PSE, respectively.

PSE’s revenues and associated expenses fluctuate throughout the year, primarily due to seasonal weather patterns, varying wholesale prices for electricity and the amount of hydroelectric energy supplies available to PSE, which make quarter-to-quarter comparisons difficult. Weather conditions in PSE’s service territory influence customer energy usage and affect PSE’s billed revenue and energy supply expenses. PSE’s electric and natural gas sales are generally greatest during winter months. This is due to variations in energy usage by customers, primarily driven by weather conditions. PSE normally experiences its highest retail energy sales with corresponding higher power costs during the winter heating season, which occurs in the first and fourth quarters of the year, and lower sales with corresponding lower power costs in the third quarter of the year. Fluctuations in weather conditions will affect PSE’s billed revenue and energy supply expenses from month to month. PSE’s decoupling mechanisms for electric and natural gas operations normalizes the impact of weather on operating revenue and net income. Under the decoupling mechanisms, the Washington Commission allows PSE to record a monthly adjustment to its electric and natural gas operating revenues to recognize fixed revenue per customer from residential, commercial and industrial customers for the recovery of electric transmission and distribution, natural gas operations and general administrative costs.

Since substantially all of our operations are conducted through PSE, our primary source of funds for the repayment of our indebtedness is dividends paid by PSE, which is subject to numerous restrictions on its ability to pay dividends, some of which derive from state corporate law, PSE’s gas and electric mortgage indentures and its credit agreements, state regulations and commitments made to the Washington Commission in connection with the Washington Commission’s order approving our merger with Puget Holdings. See “Risk Factors – Risks Relating to Puget Energy’s Corporate Structure—As a holding company, we depend on PSE’s ability to pay dividends”.

Our principal executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, EST-11, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363. Our website address is www.pugetenergy.com. Information found on our website is not incorporated into or otherwise part of this prospectus.

Summary of the Exchange Offer

In March 2025, we completed a private offering of the original notes. We received aggregate proceeds, before expenses, commissions and discounts, of $600,000,000 from the sale of the original notes.

In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to use best efforts to cause an exchange offer registration statement of which this prospectus is a part to be declared effective by the SEC within 180 days of the issuance of the original notes as part of an exchange offer for the original notes. In an exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms as the original notes. The exchange notes will be accepted for clearance through The Depository Trust Company (“DTC”), and Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), with a new CUSIP and ISIN number and common code. You should read the discussions under the headings “The Exchange Offer,” “Description of Notes,” and “Description of Notes—Book-Entry; Delivery and Form” respectively, for more information about the exchange offer and exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer	We are offering to exchange up to $600 million principal amount of the exchange notes for up to $600 million principal amount of the original notes. Original notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on July 1, 2025, unless we decide to extend the expiration date. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration date.

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept original notes for exchange if there is a question as to whether the exchange offer would be unlawful.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes	If your original notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of the original notes or the exchange notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Special Procedures for Beneficial Owner	If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures” if any of the following apply:

•	you wish to tender your original notes but they are not immediately available;

•	you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

Resales	Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you are not our affiliate;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of the original notes or the exchange notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please see “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See “The Exchange Offer—Transfer Taxes.”

Registration Rights	If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original notes. Please see “Description of Notes—Registration Rights; Additional Interest” for more information regarding your rights as a holder of the original notes.

The Exchange Agent

We have appointed Computershare Trust Company, National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. As described in more detail under the caption “The Exchange Offer—Procedures for Tendering,” if you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Computershare Trust Company, National Association

By Mail (Registered or Certified Mail Recommended), Overnight Courier or Hand:	By Facsimile Transmission (for Eligible Institutions Only):	Confirm Receipt of Tenders by Telephone:

Computershare Trust Company, N.A. 1505 Energy Park Drive St. Paul, MN 55108 Attn: Bondholder Communications	(877) 407-4679	(800) 344-5128

The Exchange Notes

Issuer	Puget Energy, Inc.

Notes Offered	$600,000,000 aggregate principal amount of 5.725% Senior Secured Notes due 2035 to be issued under the indenture dated as of December 6, 2010, between us and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), including as supplemented by the eighth supplemental indenture thereto establishing the terms of the Notes, dated as of March 13, 2025 (collectively, the “indenture”).

Maturity Date	March 15, 2035.

Interest Payment Dates	March 15 and September 15 of each year, beginning September 15, 2025.

Optional Redemption	Prior to December 15, 2034 (three months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, including additional interest, if any, thereon to the redemption date.

On or after the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, including additional interest, if any, thereon to the redemption date.

Ranking	The Notes will:

•	be our senior secured obligations and will:

•

rank pari passu in right of payment, to the extent of the value of the Collateral (as described below) securing the Notes, with all of our existing and future senior secured indebtedness (as of March 31, 2025, our obligations under our senior secured credit facility, our 3.650% Senior Secured Notes due May 15, 2025 (the “3.650% senior secured notes”) (which are expected to be repaid at maturity with the net proceeds from the sale of the Notes), our 2.379% Senior Secured Notes due 2028, our 4.100% Senior Secured Notes due 2030, and our 4.224% Senior Secured Notes due 2032, constitute our only other senior secured indebtedness);

•	be senior in right of payment to all of our existing and future subordinated indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE and Puget LNG.

As of March 31, 2025, we had approximately $2.6 billion of senior secured debt outstanding, and PSE had total long-term debt and current liabilities of approximately $7.1 billion, all of which would be structurally senior in right of payment to the Notes.

Guarantees	The Notes will not be guaranteed by any of our subsidiaries or other affiliates.

Collateral	Our obligations under the Notes will be secured by a security interest in substantially all of our assets and our equity interests owned by our direct parent company, Puget Equico, as provided in the indenture. The Collateral consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, PSE, and our stock. There is currently no public market for PSE’s stock pledged as Collateral and PSE’s assets, liabilities and results of operations are not materially different than the corresponding amounts presented in the consolidated financial information of Puget Energy, Inc. These assets also secure our obligations under our senior secured credit facility and our existing senior secured notes on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis. See “Description of Notes—Security.” The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, as defined in the section entitled “Description of Notes—Definitions” in this prospectus, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity).

Change of Control	Upon the occurrence of a Change of Control Repurchase Event, as defined in the section entitled “Description of Notes—Definitions” in this prospectus, each holder of the Notes will have the right, at the holder’s option, to require us to repurchase all or any part of the holder’s Notes at a purchase price in cash equal to 101% of the principal thereof, plus accrued interest, including additional interest, if any, to the date of such purchase in accordance with the procedures set forth in the indenture. See “Description of Notes—Purchase of Notes Upon Change of Control Repurchase Event.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see “Description of Notes—Events of Default.”

Further Issuances	We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further Notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the Notes offered by this prospectus. These further Notes may be consolidated and form a single series with the Notes offered by this prospectus.

Issuer Obligations	The obligations to pay the principal of, premium, if any, and interest on the Notes are solely our obligations, and none of Puget Equico (our direct parent company), the members of the Consortium, or any of our subsidiaries will guarantee or provide any credit support for our obligations on the Notes.

Covenants	The indenture governing the Notes contains certain covenants that, among other things, restrict our ability to merge, consolidate or transfer or lease all or substantially all of our assets. These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption “Description of Notes—Certain Covenants.”

Summary Consolidated Financial Information

The following tables summarize our consolidated financial information. We derived the following consolidated income statement, cash flow statement and other financial data for each of the three fiscal years ended December 31, 2024, 2023, and 2022 and the consolidated balance sheet and other data as of December 31, 2024 and 2023 from our audited consolidated financial statements incorporated by reference in this prospectus. The results as of and for the three months ended March 31, 2025 are not necessarily indicative of results to be expected for the full fiscal year or any future period. The results as of and for the three months ended March 31, 2025 and 2024 are unaudited. The summary consolidated financial information provided below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” the consolidated financial statements, the related notes, and other financial information, included elsewhere in this prospectus or incorporated herein by reference.

	Fiscal Year Ended December 31,			Three Months Ended March 31
	2022	2023	2024	2024	2025
	(dollars in thousands)
Income statement data:
Operating revenue	$4,221,162	$4,816,574	$4,856,215	$1,554,417	$1,602,003
Operating expenses	$3,443,523	$4,485,508	$4,249,019	$1,334,121	$1,341,122
Cash flow statement data:
Net cash provided by operating activities	$769,618	$1,053,395	$822,823	$288,364	$397,022
Net cash used in investing activities	$(1,005,280)	$(1,452,518)	$(1,607,843)	$(375,019)	$(351,150)
Net cash provided by (used in) financing activities	$301,297	$444,913	$711,146	$(35,499)	$390,584
Other financial data:
Capital expenditures	$(1,004,713)	$(1,466,565)	$(1,609,715)	$(375,304)	$(353,582)

	December 31,		March 31,
	2023	2024	2025
	(dollars in thousands)
Balance sheet and other data (at end of period):
Cash and cash equivalents	$148,548	$101,836	$433,054
Debt	$7,634,742	$8,219,319	$8,628,453
Shareholders’ equity	$4,960,382	$5,368,205	$5,514,768

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus, before exchanging the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known or currently deemed immaterial may also impair our business operations and our ability to service the Notes.

RISKS RELATING TO THE EXCHANGE OFFER

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:

•	The liquidity of any trading market that may develop;

•	The ability of holders to sell their exchange notes; or

•	The price at which the holders would be able to sell their exchange notes.

The exchange notes will not be listed on any exchange or market. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to the exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

RISKS RELATING TO PUGET ENERGY’S CORPORATE STRUCTURE

As a holding company, we depend on PSE’s ability to pay dividends.

As a holding company with no significant operations of our own, the primary source of funds for the repayment of debt and other expenses, as well as payment of dividends to our shareholder, is cash dividends PSE pays to us. PSE is a separate and distinct legal entity and has no obligation to pay any amounts to us, whether by dividends, loans or other payments. The ability of PSE to pay dividends or make distributions to us, and accordingly, our ability to pay dividends or repay debt or other expenses, will depend on PSE’s earnings, capital requirements and general financial condition. If we do not receive adequate distributions from PSE, we may not be able to meet our obligations or pay dividends.

The payment of dividends by PSE to us is restricted by provisions of certain covenants applicable to long-term debt contained in PSE’s electric and natural gas mortgage indentures. In addition, beginning February 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if PSE’s common equity ratio calculated on a regulatory basis is 44.0% or below, except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE’s ability to declare or make any distribution is limited by its corporate credit/issuer rating and earnings before interest, tax, depreciation and amortization (“EBITDA”) to interest expense ratio. The common equity ratio, calculated on a regulatory basis, was 48.8% at March 31, 2025, and the EBITDA to interest expense ratio was 4.7 to 1.0 for the twelve months ended March 31, 2025.

PSE’s ability to pay dividends is also limited by the terms of its credit facilities, pursuant to which PSE is not permitted to pay dividends during any Event of Default (as defined in the facilities), or if the payment of dividends would result in an Event of Default, such as failure to comply with certain financial covenants.

The Notes will be structurally subordinated to claims of creditors of PSE and our other subsidiaries.

The Notes will be structurally subordinated to indebtedness and other liabilities of PSE and our other subsidiaries. Any right that we have pursuant to our equity interest in PSE and Puget LNG to receive any assets of PSE or Puget LNG upon the liquidation or reorganization of PSE or Puget LNG, and the consequent rights of holders of the Notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of PSE’s or Puget LNG’s creditors, including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. Accordingly, in the event of a bankruptcy, liquidation or reorganization of PSE or Puget LNG, PSE or Puget LNG, as the case may be, will pay the holders of their indebtedness and any of their trade creditors and any other creditors referenced above before they will be able to distribute any of their assets to us on account of our equity interest in PSE or Puget LNG. The security interest in the pledged stock of PSE will not alter the effective subordination of the Notes to the claims of creditors of PSE.

RISKS RELATING TO PSE’S REGULATORY AND RATE-MAKING PROCEDURES

The actions of regulators can significantly affect PSE’s earnings, liquidity and business activities.

The rates that PSE is allowed to charge for its services are the single most important item influencing its financial position, results of operations and liquidity. PSE is highly regulated and the rates that it charges its wholesale and retail customers are determined by both the Washington Commission and the FERC.

PSE is also subject to the regulatory authority of the Washington Commission with respect to accounting, operations, the issuance of securities and certain other matters, and the regulatory authority of the FERC with respect to the transmission of electric energy, the sale of electric energy at the wholesale level, accounting and certain other matters. In addition, proceedings with the Washington Commission typically involve multiple stakeholder parties, including consumer and environmental advocacy groups and various consumers of energy. These parties have differing regulatory perspectives and concerns, but share a common objective of limiting rate increases proposed by the Company and keeping the Company’s rates as low as possible over time. Policies and regulatory actions by these regulators and intervening parties could have a material impact on PSE’s financial position, results of operations and liquidity.

PSE’s recovery of costs is subject to regulatory review and its operating income may be adversely affected if its costs are disallowed.

Traditionally, the Washington Commission determined the rates PSE may charge its electric and natural gas retail customers based, in part, on historic costs during a particular test year, adjusted for certain normalizing adjustments. In

2021, Washington enacted into state law Engrossed Substitute Senate Bill (“ESSB”) 5295, which among other things amended Revised Code of Washington (“RCW”) 80.28 to require electric and natural gas utilities to file forward looking Multi-Year Rate Plans (“MYRP”) as part of their general rate case (“GRC”) filings. PSE filed its first rate case under this updated statute in 2022 in Dockets UE-220066 and UG-220067 and the Washington Commission subsequently approved rates in this case predicated on a projection of costs expected to occur during the rate years of the MYRP. PSE filed its second GRC under this updated statute in February 2024 in Dockets UE-240004 and UG-240005. The changes to RCW 80.28 did not materially change the recovery of power and natural gas costs. As has been the case for many years, power costs are normalized for market, weather and hydrological conditions projected to occur during the applicable rate year, the ensuing twelve-month period after rates become effective. Similarly, natural gas costs are adjusted through the Purchased Gas Adjustment (“PGA”) mechanism, as discussed in our Annual Report on Form 10-K for the year ended December 31, 2024. If in a specific year PSE’s costs are higher than the amounts used by the Washington Commission to determine the rates, revenue may not be sufficient to permit PSE to earn its allowed return or to cover its costs. In addition, the Washington Commission has the authority to determine what level of expense and investment is reasonable and prudent in providing electric and natural gas service. If the Washington Commission decides that part of PSE’s costs do not meet the standard, those costs may be disallowed partially or entirely and not recovered in rates. For the aforementioned reasons, the rates authorized by the Washington Commission may not be sufficient to earn the allowed return or recover the costs incurred by PSE in a given period.

PSE is currently subject to a state law that requires PSE to share its excess earnings above the authorized rate of return with customers.

In addition to requiring electric and natural gas utilities to file MYRPs, ESSB 5295 also requires PSE to defer revenues that are in excess of 50 basis points higher than the authorized rate of return. The deferred amounts may be refunded to customers or applied in some other way as determined by the Washington Commission. The earnings test is performed for each service (electric/natural gas) separately, so PSE would be obligated to share the earnings for one service exceeding the authorized rate of return, even if the other service did not exceed the authorized rate of return.

The Power Cost Adjustment (“PCA”) mechanism, by which variations in PSE’s power costs are apportioned between PSE and its customers pursuant to a graduated scale, could result in significant increases in PSE’s expenses if power costs are significantly higher than the baseline rate.

In contrast to the PGA mechanism which is a direct pass through of costs, the PCA mechanism provides recovery of power costs from customers or refunding of power cost savings to customers, as those costs vary from the “power cost baseline” level of power costs which are set, in part, based on normalized assumptions about weather and hydrological conditions. Excess power costs or power cost savings will be apportioned between PSE and its customers pursuant to the graduated scale set forth in the PCA mechanism and will trigger a surcharge or refund when the cumulative deferral trigger is reached. As a result, if power costs are significantly higher than the baseline rate, PSE’s expenses could significantly increase.

RISKS RELATING TO PSE’S OPERATION

PSE’s cash flow and earnings could be adversely affected by high prices and volatile markets for purchased power, tariffs, recurrence of low availability of hydroelectric resources, outages of its generating facilities or a failure to deliver on the part of its suppliers.

The utility business involves many operating risks. If PSE’s operating expenses, including the cost of purchased power and natural gas, significantly exceed the levels recovered from retail customers, its cash flow and earnings would be negatively affected. The cost of purchased power and natural gas are influenced by many factors, including but not limited to, high prices in western wholesale markets during periods when PSE has insufficient energy resources to meet its energy supply needs, government regulations and actions including tariffs, changes to federal grant programs and government staff reductions and/or purchases in wholesale markets of high volumes of energy at prices above the amount recoverable in retail rates. Additional factors, which may contribute to PSE’s insufficient energy supply include:

•	Below normal levels of generation by PSE-owned hydroelectric resources due to low streamflow conditions or precipitation and snowpack;

•

Extended outages of any of PSE-owned generating facilities or the transmission lines that deliver energy to load centers, or the effects of large-scale natural disasters on a substantial portion of distribution infrastructure; and

•	Failure of a counterparty to deliver capacity or energy purchased by PSE.

PSE’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

PSE owns and operates coal, natural gas-fired, hydroelectric, and wind-powered generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels or increase expenditures, including:

•	Facility shutdowns due to a breakdown or failure of equipment or processes;

•	Volatility in prices for fuel and fuel transportation;

•	Disruptions in the delivery of fuel and lack of adequate inventories;

•

Regulatory compliance obligations and related costs, including any required environmental remediation, and any new laws, regulations and policies, or any changes in the interpretation or enforcement of existing laws, regulations and policies that necessitate significant investments in our generating facilities or increase costs or delays in the development of future generating facilities including delays associated with federal workforce reductions and budget cuts;

•	Labor disputes;

•	Operator error or safety related stoppages;

•	Terrorist or other attacks (both cyber-based and/or asset-based); and

•	Catastrophic events such as fires, explosions or acts of nature.

Cyber-attacks, including cyber-terrorism, foreign-state supported cyber threats or other information technology security breaches, or information technology failures may disrupt business operations, increase costs, lead to the disclosure of confidential information and damage PSE’s reputation.

Security breaches of PSE’s information technology infrastructure, including cyber-attacks and cyber-terrorism, or other failures of PSE’s information technology infrastructure could lead to disruptions of PSE’s production and distribution operations. This could adversely impact PSE’s ability to safely and effectively operate electric and natural gas systems and serve customers. In addition, an attack on or failure of information technology systems could result in the unauthorized release of customer, vendor, employee or Company data or could adversely affect PSE’s ability to deliver and collect on customer bills. Such security breaches of PSE’s information technology infrastructure or of third-party vendors on whom we may rely to host, maintain, modify and update our information technology infrastructure could adversely affect our operations and business reputation, diminish customer confidence, subject PSE to financial liability or increased regulation, expose PSE to fines or material legal claims and liability and adversely affect our financial results. PSE has implemented preventive, detective and remediation measures to manage these risks. In addition, PSE maintains cyber risk insurance to mitigate the effects of these events. Nevertheless, these may not effectively protect all of PSE’s systems all of the time. To the extent that the occurrence of any of these cyber-events is not fully covered by insurance, it could adversely affect PSE’s financial condition and results of operations.

Natural disasters such as wildfires and catastrophic events, including terrorist acts, may adversely affect PSE’s business and expose the Company to liability.

Events such as wildfires, earthquakes, floods, tornadoes and other extreme weather events, explosions, vandalism, terrorist acts, and other similar occurrences, could damage PSE’s operational assets, including utility facilities, information technology infrastructure, distributed generation assets, pipeline assets and operational assets of PSE’s suppliers or customers. These events could disrupt PSE’s ability to meet customer requirements, significantly increase PSE’s response costs, cause reputational harm and significantly decrease PSE’s revenues. Unanticipated events or a combination of events, insufficient resources needed to respond to events or a slow or inadequate response to events, may have an adverse impact on PSE’s operations, financial condition, and results of operations.

Wildfires and other natural disasters affecting PSE’s infrastructure may expose PSE to liability for personal injury, loss of life and property damage. The risk of catastrophic and severe wildfires has increased in the western U.S. giving rise to the potential for large damage claims against utilities for fire-related losses. Climate change may worsen hot and dry summer conditions, which increase the likelihood and magnitude of damages caused by fires burning into or allegedly originating from PSE’s equipment. Wildfires, alleged to have been caused by PSE’s transmission, distribution or generation infrastructure, or alleged to have resulted from PSE’s or its contractors’ operating or maintenance practices, could expose PSE to claims for fire suppression and clean-up costs, evacuation costs, fines and penalties, and liability for economic damages, personal injury, loss of life, property damage and environmental pollution, whether based on claims of negligence, trespass, or otherwise.

PSE maintains insurance coverage for natural disasters and catastrophic events like wildfires, sabotage and terrorism, but insurance coverage is subject to the terms and limitations of the available policies and may not be sufficient in scope or amount to cover PSE’s ultimate liability. The availability of insurance coverage has been and will likely continue to be limited and will likely continue to result in higher deductibles, higher premiums and more restrictive policy terms to the extent commercially sourced insurance remains available.

An increase in wildfires and other extreme events, even in areas beyond PSE’s service territory, has and will likely continue to negatively impact insurance markets, and availability and cost of our insurance coverage. Coverage limits within insurance policies could result in material self-insured costs if there are events that are not covered by PSE’s insurance policies. PSE may be able to recover costs through customer rates or regulatory mechanisms; however it may not be possible to recover the full costs and it could take several years to collect. If the amount of insurance is insufficient or otherwise unavailable, and if PSE is unable to fully recover in rates the costs of uninsured losses, PSE’s financial condition, results of operations, or cash flows could be materially affected.

PSE is subject to the commodity price, delivery and credit risks associated with the energy markets.

To match PSE’s energy needs and available resources, PSE engages in wholesale purchases and sales of electric capacity and energy and is subject to commodity price risk, delivery risk, credit risk and other risks associated with these activities. Credit risk includes the risk that counterparties, owing PSE money or energy, will breach their obligations for contractually required payments or delivery of energy supply related to PSE’s energy supply portfolio. Should the counterparties to these arrangements fail to perform, PSE may be forced to enter into alternative arrangements that could adversely affect PSE’s financial results. Although PSE prepares for the probability of default by counterparties, the actual exposure of default by a particular counterparty could be greater than predicted.

Costs of compliance with environmental, climate change and endangered species laws are significant and the costs or reduced revenue related to compliance with new and emerging laws and regulations and the occurrence of associated liabilities could adversely affect PSE’s results of operations.

PSE’s operations are subject to extensive federal, state and local laws and regulations relating to environmental issues, including air emissions and climate change, endangered species protection, remediation of contamination, avian protection, waste handling and disposal, decommissioning, water protection and siting new facilities. In addition, recent laws proposed or passed by the State of Washington and various municipalities in PSE’s service territory, including Seattle, seek to reduce or eliminate the use of natural gas in various contexts, such as for space and water heating in new commercial and multifamily buildings. As a result of these legal requirements, PSE must spend significant sums of money to comply with these measures including resource planning, remediation, monitoring, analysis, adoption of mitigation measures, use of pollution control equipment, and emissions-related abatement and fees. New or reinterpreted environmental laws and regulations affecting PSE’s operations, or restricting the use of products sold by PSE, may be adopted, which could impact PSE or its facilities. Compliance with these or other future regulations could require significant expenditures or reduce revenue and thus adversely affect PSE financially. While PSE may be able to recover costs through customer rates or regulatory mechanisms, it may not be possible to recover the full costs and it could take several years to collect. Other risks related to PSE’s regulatory compliance include, but are not limited to: changes to ratemaking by state and federal regulators, including recovery methodologies over PSE’s energy costs, market uncertainty, customer rate impacts, customer satisfaction and loyalty, cash liquidity and credit volatility.

Under current law, PSE is also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that it currently or has previously owned or operated. The occurrence of a material environmental liability or new regulations governing such liability could result in substantial future costs and have a material adverse effect on PSE’s operations and financial condition. Specific to climate change, Washington State has adopted both renewable portfolio standards and greenhouse gas legislation, including CETA and CCA, and PSE anticipates full compliance with these requirements.

PSE’s inability to adequately develop or acquire the necessary infrastructure to comply with new and emerging laws and regulations could have a material adverse impact on our business and results of operations.

Uncertainty surrounding PSE’s energy resource portfolio exists due in part to the potential changes in regulatory standards, impacts of new and existing laws and regulations, individuals and organizations seeking to combat climate change and the need to obtain various regulatory approvals. An abundance of low and stably priced natural gas, contrasted by environmental, regulatory, and other concerns surrounding coal-fired generation resources, fossil fuel infrastructure bans, energy resource portfolio requirements, including those related to renewables development and energy efficiency measures, creates conflicting strategic challenges related to the Company’s generation portfolio and fuel diversification mix.

In expressing concerns about the environmental and climate-related impacts from continued extraction, transportation, delivery and combustion of fossil fuels, environmental advocacy groups and other third parties have in recent years undertaken greater efforts to oppose the permitting and construction of natural gas infrastructure projects. These efforts could increase in scope and frequency as a result of a number of variables, including the future course of local, state and federal environmental regulation and the increasing financial resources devoted to these opposition activities. PSE cannot predict the effect that any such opposition may have on our ability to develop and construct natural gas infrastructure projects in the future.

PSE’s operating results fluctuate on a seasonal and quarterly basis and can be impacted by various impacts of climate change.

PSE’s business is influenced by weather patterns resulting from seasonal variations, which can have a material impact on its revenue, expenses and operating results. Demand for electricity is generally greater in the winter months associated with heating; however summer weather events can also result in material impacts on demand. Accordingly, PSE’s operations have historically generated less revenue and income when weather conditions are milder in winter. In the event that the Company experiences unusually mild winters, its results of operations and financial condition could be adversely affected. PSE’s hydroelectric resources are also dependent on snow conditions in the Pacific Northwest.

Climate change could also have significant physical effects in PSE’s operational territory, such as increased frequency and severity of storms, wind, droughts, heat waves, wildfires, floods, cold weather events and other extreme weather events. Such extreme weather events could affect transmission, distribution and generation facilities, resulting in service interruptions and extended or mass outages, which may adversely impact operations and financial results. Costs incurred due to such events may only be recovered through rates if not approved for recovery by the Washington Commission. Additionally, extreme weather events impact customer energy needs and can significantly impact demand, thus increasing wholesale prices for power that PSE purchases to serve customers. PSE has regulatory mechanisms in place to mitigate the effects of price volatility; however, such mechanisms require regulatory approval and may not function as intended.

PSE may be adversely affected by extreme events in which PSE is not able to promptly respond, repair and restart the electric and natural gas infrastructure system.

PSE maintains emergency planning and training programs to allow PSE to quickly respond to extreme events that interrupt service to customers. This plan relies on the availability of a variety of resources, including but not limited to: inventory on hand, inventory available for purchase from outside suppliers and outside contractors (including industry-wide mutual assistance from third-party public utilities). Each of these may impact service restoration timing and the quality of service provided to PSE’s customers. In addition, a slow or ineffective response to extreme events and the magnitude or the event itself may have an adverse effect on earnings as customers may be without electricity and natural gas for an extended period of time.

PSE depends on its work force and third party vendors to perform certain important services and may be negatively affected by its inability to attract and retain professional and technical employees or the unavailability of vendors.

PSE is subject to workforce factors, including but not limited to loss or retirement of key personnel and availability of qualified personnel. PSE’s ability to implement a workforce succession plan is dependent upon PSE’s ability to employ and retain skilled professional and technical workers. Without a skilled workforce, PSE’s ability to provide quality service to PSE’s customers and to meet regulatory requirements could affect PSE’s earnings. In addition, the costs associated with attracting and retaining qualified employees could reduce earnings and cash flows.

PSE continues to be concerned about the availability of skilled workers able to perform necessary utility functions and to provide service to customers. PSE also hires third party vendors to perform a variety of normal business functions, such as power plant maintenance, data warehousing and management, electric transmission construction and maintenance, electric and natural gas distribution construction and maintenance, certain billing and metering processes, call center overflow and credit and collections. The lack of skilled workers or unavailability of such vendors could adversely affect the quality and cost of PSE’s natural gas and electric service and accordingly PSE’s results of operations.

Potential municipalization may adversely affect PSE’s financial condition.

PSE may be adversely affected if we experience a loss in the number of our customers due to municipalization or other related government action. When a town, city, county, or portion of a county in PSE’s service territory establishes its own municipal-owned utility or public utility district, it acquires PSE’s assets and takes over the delivery of energy services that PSE provides. Although PSE is generally compensated in connection with such transactions, the level of compensation is subject to regulatory approval and may not fully compensate PSE for the loss of customers and related revenues, which could negatively affect PSE’s future financial condition.

Changes in customer growth and customer usage may have an adverse impact on PSE’s financial condition.

Changes in the number of customers and customer usage are driven by many variables including, but not limited to: population changes in PSE’s service territory, expansion or loss of service area, inflationary pressures, economic and geopolitical conditions, changes to customer needs and expectations, regulatory environment and state and federal legislation including the enforcement of such legislations, regulations and policies, customer-generated power, demand response, and transportation electrification. Such factors may adversely impact the Company by increasing competition, decreasing customer satisfaction and loyalty, and causing customers to seek alternative sources of energy. In contrast, some factors, such as transportation electrification and electric heating sources, among others, may result in unexpected demand for energy, which could lead to PSE being required to purchase power at higher costs to meet peak demands. Further, changes in such customer use could necessitate the need for PSE to accelerate investment in additional generation, distribution, transmission, and storage resources beyond current resource planning. Such changes could result in significant expenditures by PSE or reduce revenue and thus adversely affect PSE financially. There is potential that PSE may not be able to recover all of its costs for such expenditures through electric and natural gas rates in a timely manner.

PSE may face risks related to health crises such as epidemics, pandemics and other outbreaks that could have a material adverse impact on our business and results of operations.

We face various risks related to health crises such as epidemics, pandemics and other outbreaks, which may materially impact our results of operations, financial condition and ongoing operations. As most recently evidenced by the COVID-19 pandemic, health crises can adversely affect economic activity within Washington and the United States of America. More specifically, our business and results of operations may be adversely impacted by reducing customer demand for electricity and natural gas, reducing the availability and productivity of our employees, contractors and vendors, increasing our costs, delaying payments from our customers thus increasing uncollectible accounts, delaying and disrupting supply chains and disrupting the financial markets. This may negatively impact the rates or ability to access capital, deteriorate our financial metrics and our ability to meet the covenants of our credit facilities, and disrupt our ability to meet customer requirements.

PSE could be adversely affected by disruptions in the global economy and rising geopolitical tensions.

Our business, financial condition and results of operations have been impacted in the past and may be impacted in the future by disruptions in the global economy. For example, in response to the military conflict between Russia and Ukraine, governments including the U.S., United Kingdom, and European Union imposed import and export controls on certain products and economic sanctions on certain industries and parties in Russia. Further escalation of geopolitical and economic tensions (including the implementation of tariffs or other trade restrictions by the U.S. or retaliatory actions by other governments) and military conflicts (including the conflict in the Middle East), could result in increased trade barriers or restrictions on global trade, sanctions, cyberattacks, supply chain disruptions, and increased costs, including raw material and energy costs. The impact of these events may adversely affect our business operations, supply chain, and ultimately, PSE’s ability to serve customer demand and needs on a timely basis, which may negatively impact PSE’s financial performance. In addition, these events, including tariffs and trade restrictions, could have a similar impact on our suppliers and certain customers, which could have a negative impact on our financial condition, results of operations and cash flows.

The changing resource composition of the region and within PSE’s generation portfolio may be insufficient to meet customers’ energy demands.

Growing variance in actual and forecasted load or generation could impact the cost of balancing generation resources and may inhibit the Company’s ability to meet retail load obligations or make PSE more reliant on wholesale markets, which could have a significant impact on energy costs. Furthermore, as climate change results in more frequent extreme weather conditions and seasonal fluctuations become more pronounced, the variability of load and generation increase. As the Company and other utilities in the region continue to add solar- and wind-powered generation capacity, each of which is a climate-dependent resource, the Company’s ability to reliably and cost effectively serve retail loads may become more challenging, adversely impacting the Company’s financial condition, customer satisfaction, and reputation.

Increased competition from other industries and entities may impact the Company’s ability and cost to acquire generation and transmission resources.

Entities, primarily in the technology sector, could enter into power purchase agreements or other resource acquisition agreements to meet their growing energy needs and carbon emission targets. The potential increase in competition for energy resources, including generation and transmission, may be influenced by a variety of factors, including by (1) entities’ commitments to reduce carbon emissions and their increased reliance on renewable energy sources, (2) increasing demand for additional cloud computing infrastructure, and (3) growing demand for more data centers to support artificial intelligence products and services. Such competition for energy resources, including renewable energy resources, may impact the Company’s ability to acquire generation and transmission resources reliably and cost effectively to serve customer demand. As a result, the Company’s financial condition and results of operations may be adversely impacted.

RISKS RELATING TO OUR AND PSE’S FINANCING

Puget Energy’s and PSE’s businesses are dependent on their ability to successfully access capital.

We rely, and PSE relies, on access to internally generated funds, bank borrowings through multi-year committed credit facilities and short-term money markets as sources of liquidity and longer-term debt markets to fund PSE’s utility construction program and other capital expenditure requirements of PSE. If we or PSE are unable to access capital on reasonable terms, their ability to pursue improvements or acquisitions, including generating capacity, which may be necessary for future growth, could be adversely affected. Capital or credit market disruptions, a downgrade of our or PSE’s credit rating, the unavailability of borrowings or the imposition of restrictions on borrowings in the event of a deterioration of financial condition of us or PSE, may increase our and PSE’s cost of borrowing. This could adversely affect the ability to access one or more financial markets, pay dividends and service outstanding debt obligations.

The amount of Puget Energy’s and PSE’s debt could adversely affect its liquidity and results of operations.

We and PSE have short-term and long-term debt and may incur additional debt (including secured debt) in the future. We have access to a multi-year $800.0 million revolving credit facility, secured by substantially all of our assets, which has a maturity date of May 14, 2027. There was $149.9 million outstanding under the facility as of March 31, 2025. Our credit facility includes an expansion feature that could, subject to the commitment of one or more lenders, increase the size of the facility to $1.3 billion. PSE also has a separate credit facility, which provides PSE with access to a multi-year $800.0 million revolving credit facility and includes an expansion feature that could, subject to the commitment of one or more lenders, increase the size of the facility to $1.4 billion. The PSE credit facility matures on May 14, 2027. As of March 31, 2025, no amounts were drawn and outstanding under the PSE credit facility. In addition, we have issued $2.6 billion in senior secured notes, whereas PSE, as of March 31, 2025, had approximately $6.0 billion outstanding under first mortgage bonds, pollution control bonds and senior notes. Our debt level could have important effects on the business, including but not limited to:

•	Making it difficult to satisfy obligations under the debt agreements thus increasing the risk of default on the debt obligations;

•	Making it difficult to fund non-debt service related operations of the business; and

•	Limiting our and PSE’s financial flexibility, including our and PSE’s ability to borrow additional funds on favorable terms or at all.

A downgrade in Puget Energy’s or PSE’s credit rating could negatively affect the ability to access capital, the ability to hedge in wholesale markets and the ability to pay dividends.

Although neither we nor PSE has any rating downgrade provisions in our credit facilities that would accelerate the maturity dates of outstanding debt, a downgrade in the companies’ credit ratings could adversely affect the ability to renew existing or obtain access to new credit facilities and could increase the cost of such facilities. For example, under our and PSE’s facilities, the borrowing spreads over the Secured Overnight Financing Rate (or other applicable index) and commitment fees increase if their respective corporate credit ratings decline. A downgrade in commercial paper ratings could increase the cost of commercial paper and limit or preclude PSE’s ability to issue commercial paper under its current programs.

Any downgrade below investment grade of PSE’s corporate credit rating could cause counterparties in the wholesale electric, wholesale natural gas and financial derivative markets to request PSE to post a letter of credit or other collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security, all of which would expose PSE to additional costs.

PSE may not declare or make any dividend distribution unless, on the date of distribution PSE’s corporate credit/issuer rating is investment grade or if its credit ratings are below investment grade, PSE’s ratio of EBITDA to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than 3.0 to 1.0.

Poor performance of pension and postretirement benefit plan investments and other factors impacting plan costs could unfavorably impact PSE’s cash flow and liquidity.

PSE provides a defined benefit pension plan and postretirement benefits to certain PSE employees and former employees. Costs of providing these benefits are based, in part, on the value of the plan’s assets and the current interest rate environment. Therefore, adverse market performance or low interest rates could result in lower rates of return for the investments that fund PSE’s pension and postretirement benefits plans, which could increase PSE’s funding requirements related to the pension plans. Changes in demographics, including increased numbers of retirements or changes in life expectancy assumptions, may also increase PSE’s funding requirements related to the pension plans. Any contributions to PSE’s plans in 2025 and beyond, as well as the timing of the recovery of such contributions in GRCs could impact PSE’s cash flow and liquidity.

RISKS RELATING TO THE NOTES

Proceeds from the Collateral may be inadequate to satisfy payments on the Notes.

The value of the Collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. The proceeds of any sale of the Collateral following a default by us may not be sufficient to satisfy the amounts due on the Notes. No appraisal of the fair market value of the

Collateral has been prepared in connection with this offering, and the value of the interest of the holders of the Notes in the Collateral may not equal or exceed the principal amount of the Notes. The Collateral is by its nature illiquid and therefore may not be able to be sold in a short period of time or at all.

In addition, the indenture and our senior secured credit facility permit us to incur additional debt secured equally and ratably by the Collateral. Therefore, the value of the Collateral may be inadequate to satisfy the amounts due under our secured indebtedness, including our senior secured credit facility, our existing senior secured notes, the Notes and any future indebtedness secured by the Collateral.

It may be difficult to realize the value of the Collateral securing the Notes.

The trustee’s ability to foreclose on the Collateral on behalf of the holders of the Notes may be subject to perfection, the consent of third parties, regulatory approvals, priority issues and other practical problems associated with the realization of the trustee’s security interest in the Collateral. We cannot assure holders of the Notes that any consents or approvals will be given if required and, therefore, the trustee may not have the ability to foreclose upon those assets or assume or transfer the right to those assets.

In addition, bankruptcy laws may limit the ability of the trustee to realize value from the Collateral. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the Notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

The indenture permits us to incur additional debt.

The indenture governing the Notes does not place any limitation on the amount of debt that may be incurred by us or PSE. We may therefore incur a significant amount of additional debt, including secured debt secured equally and ratably by the Collateral, as described under “Description of Notes—Security.” PSE may also incur additional debt, which could affect its ability to pay dividends to us. The incurrence of additional debt may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of the Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn.

We may incur additional indebtedness that may share in the liens on the Collateral securing the Notes, which will dilute the value of the Collateral.

The Collateral currently secures the senior secured credit facility and our existing senior secured notes. Under the terms of the indenture governing the Notes, we also will be permitted in the future to incur additional indebtedness and other obligations that may be secured by additional liens on the Collateral securing the Notes.

Any additional obligations secured by a lien on the Collateral will dilute the value of the Collateral securing the Notes. See “Description of Notes—Security.”

The proceeds from the sale of all such Collateral may not be sufficient to satisfy the amounts outstanding under the Notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the Notes, then holders (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets, if any.

To the extent a security interest in any of the Collateral is created or perfected following the date of the issuance of the Notes, the security interest would remain at risk of being voided as a preferential transfer by a trustee in bankruptcy or being subject to the liens of intervening creditors.

The imposition of certain permitted liens could adversely affect the value of the Collateral.

The Collateral securing the Notes will be subject to liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the Collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral. The Collateral that will secure the Notes also secures our obligations under our senior secured credit facility and our existing senior secured notes and may also secure future indebtedness and other obligations of ours to the extent permitted by the indenture and the Security Documents. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by the Collateral. To the extent we incur any permitted liens, the liens of holders may not be first priority.

You will have limited rights to enforce remedies under the Security Documents and the Collateral Agency Agreement, and the Collateral may be released without your consent in certain circumstances.

A collateral agent has been appointed by the holders of the liens on the Collateral, and such collateral agent (directly or through co-agents or sub-agents) is authorized to enforce all liens on the Collateral on behalf of the authorized representatives for the holders of the obligations secured by liens on the Collateral, including holders of Notes. Under the terms of the Security Documents, subject to certain exceptions, for so long as the senior secured credit facility remains outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the Credit Agreement Administrative Agent. Accordingly, during such time, the Credit Agreement Administrative Agent will have a right to control all remedies and the taking of other actions related to the Collateral, including the release thereof, without the consent of holders and the trustee under the indenture governing the Notes.

In addition, in the event the senior secured credit facility is no longer outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the authorized representative for the holders of the largest class of outstanding obligations secured by liens on the Collateral, which may or may not be the Notes offered hereby. We will be permitted under the terms of the indenture to incur additional indebtedness secured on an equal basis with the Notes. As a result, the Notes may not ever represent the largest class of any remaining obligations secured by liens on the Collateral. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

In addition, all Collateral sold or otherwise disposed of in accordance with the terms of the documents governing the first lien obligations will automatically be released from the lien securing the Notes and the lien securing the other secured obligations. Accordingly, any such sale may result in a release of the Collateral subject to such sale or disposition.

Under the Collateral Agency Agreement, as defined under “Description of Notes—Definitions” in this prospectus, the authorized representative of the holders may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared Collateral to secure that financing, subject to conditions and limited exceptions.

After such a filing, the value of the Collateral could materially deteriorate and holders would be unable to raise an objection.

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, as a result, there may not be sufficient Collateral to pay all or any of the Notes.

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount that may be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and of the electric transmission, distribution and generation and natural gas distribution industries, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the collateral agent’s exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the Notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

There are certain circumstances other than repayment or discharge of the Notes under which certain Collateral securing the Notes can be released without consent of the trustee or the holders.

Under certain circumstances, certain Collateral securing the Notes can be released without consent of the trustee or the holders, including:

•	upon a sale or other disposition of such Collateral in a transaction permitted under the indenture and the other Credit Documents, or

•

a release of less than a material portion of the Collateral, if consent to the release of all liens on such Collateral has been given by the required voting parties under the Collateral Agency Agreement, which do not include the trustee or holders of the Notes; however, release of a material portion or more of the Collateral will require unanimous consent of the voting parties under the Collateral Agency Agreement, which does include the trustee.

Any of these events will reduce the aggregate value of the Collateral securing the Notes.

We will in most cases have control over certain Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes.

The Security Documents allow us to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the Collateral securing the Notes (other than capital stock that has been pledged). So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent for the holders, conduct ordinary course activities with respect to Collateral (other than capital stock that has been pledged), such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the Collateral, our control over the Collateral may be diminished.

Your security interests in certain items of present and future Collateral may not be perfected. Even if your security interests in certain items of Collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests will not be perfected with respect to certain items of Collateral that cannot be perfected by the filing of financing statements or by “control” (as defined in the Uniform Commercial Code). Security interests in Collateral such as certain de minimis deposit accounts, may not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that the security interests in any items of Collateral are unperfected, the rights of holders with respect to such Collateral will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

There are certain categories of property that are excluded from the Collateral.

Certain categories of assets are excluded from the Collateral securing the Notes. Excluded assets include, among other categories, any lease, license, contract or agreement to which we are a party, and any rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of any law or a term, provision or condition of any such lease, license, contract or agreement. The rights of holders with respect to such excluded property will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

Intervening creditors may have a perfected security interest in the Collateral.

The Collateral is subject to liens permitted under the terms of our senior secured credit facility and the indenture governing the Notes whether arising before, on or after the date the Notes are issued. There is a risk that there may be a creditor whose liens are permitted under our senior secured credit facility or the indenture governing the Notes, or an intervening creditor that has a perfected security interest in the Collateral securing the Notes. If there is such an intervening creditor, the lien of such creditor, whether or not permitted under our senior secured credit facility or the indenture governing the Notes, may be entitled to a higher priority than the liens securing the Notes. The existence of any liens securing obligations owed to intervening creditors, including liens permitted under the senior secured credit facility or the indenture governing the Notes and incurred or perfected prior to the liens securing the Notes, could adversely affect the value of the Collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral.

The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be permitted by the senior secured credit facility or the indenture governing the Notes. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral that will secure the Notes, as well as the ability of the collateral agent to realize or foreclose on the Collateral for the benefit of holders.

Rights of holders in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

The security interest in the Collateral securing the Notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the holders will monitor, or that we will inform the trustee or the collateral agent for the holders of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired property. The trustee and the collateral agent for the holders have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings.

The right and ability of the collateral agent for the holders to repossess and dispose of the Collateral securing the Notes upon an event of default is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to, or possibly even after, the collateral agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the holders, is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case.

In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.”

Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, holders would have “undersecured claims” as to the difference. U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, in the event the bankruptcy court determines that the value of the Collateral is sufficient to repay all amounts due on the Notes such that the holders would have “oversecured claims,” the bankruptcy court may nevertheless reduce the amount of interest owed during the bankruptcy case from the contractual rate of interest to the federal judgment interest rate.

Any future pledge of Collateral might be voidable in bankruptcy.

Any future pledge of Collateral in favor of the collateral agent for the holders, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits holders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the Notes, subordinate claims in respect of the Notes and require holders to return payments received and, if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the delivery of the Notes could be voided as a fraudulent transfer or conveyance if (a) we or our direct parent company, Puget Equico, as applicable, issued the Notes or granted securing interests on assets with the intent of hindering, delaying or defrauding creditors or (b) we or Puget Equico, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or granting securing interests on assets and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or Puget Equico, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes;

•	the issuance of the Notes left us or Puget Equico with an unreasonably small amount of capital to carry on the business;

•	we or Puget Equico intended to, or believed that we or Puget Equico would, incur debts beyond our or Puget Equico’s ability to pay such debts as they mature; or

•

we or Puget Equico was a defendant in an action for money damages, or had a judgment for money damages docketed against us or Puget Equico, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or Puget Equico did not receive reasonably equivalent value or fair consideration for the Notes or granted securing interests on assets if we or Puget Equico did not substantially benefit directly or indirectly from the issuance of the Notes or the granting of security interests. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise to retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or Puget Equico were solvent at the relevant time or, regardless of the standard that a court uses, that the granting of security interests would not be further subordinated to our or any of Puget Equico’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Notes or granting of securing interests was a fraudulent transfer or conveyance, the court could void the payment obligation under the Notes or such securing interests, or further subordinate the Notes or such security interests to presently existing and future indebtedness of ours or Puget Equico, or require holders to repay any amounts received with respect to such security interests. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes.

Further, the voidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

The value of the Collateral may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their respective security interests in their Collateral is greater than their respective pre-bankruptcy claims. Further, if holders are entitled to post-petition interest, the bankruptcy court may reduce the amount of interest owed during the bankruptcy case from the contractual rate of interest to the federal judgment interest rate.

Holders may be deemed to have an unsecured claim to the extent that the fair market value of the Collateral securing the Notes, together with the other obligations secured by the same lien, is less than the face amount of all obligations secured by the same lien. In such case, holders will not be entitled to post-petition interest under the U.S. Bankruptcy Code. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with the issuance of the Notes and, therefore, the value of the interests of holders in the Collateral may not equal or exceed the principal amount of the Notes and may not be sufficient to satisfy our obligations under all or any part of the Notes.

In addition, under most circumstances, while you share equally and ratably with the other secured parties in all proceeds from any realization on the Collateral, subject to certain exceptions, you will not control the rights and remedies with respect to the Collateral upon an event of default and the exercise of any such rights and remedies following such an event of default will be made by the collateral agent, acting at the direction of the Credit Agreement Administrative Agent or the authorized representative of the largest outstanding debt secured by a pari passu lien on the Collateral.

We may not be able to repurchase the Notes upon a change in control or upon the exercise of the holders’ options to require repurchase of the Notes.

Upon the occurrence of specific types of change in control events, holders will have the right to require us to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, including additional interest, if any. In the event that we experience a change in control that results in a repurchase of the Notes or requires us to repurchase the Notes, we may not have sufficient financial resources to satisfy all of our obligations under the Notes. In addition, restrictions under our senior secured credit facility may not allow us to repurchase the Notes or otherwise refinance such indebtedness to satisfy our obligations.

An active trading market for the Notes may not develop.

There is currently no public market for the Notes and we do not currently plan to list the Notes on any national securities exchange or seek their quotation on any automated dealer quotation system. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for such securities and by changes in our financial performance or prospects. A liquid trading market in the Notes may not develop.

The Notes have not been registered under the Securities Act or any state or foreign securities laws and, until so registered, are subject to restrictions on transfer and resale. See “Notice to Investors; Transfer Restrictions.” We intend to file a registration statement under the Securities Act with respect to the Notes and to use our best efforts to have such registration statement declared effective by the SEC. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by us for a variety of reasons. Failure to have such registration statement declared effective could adversely affect the liquidity and price of the Notes.

PRIVATE PLACEMENT

We issued $600 million in principal amount of the original notes on March 13, 2025 to the initial purchasers of those notes and received proceeds that after deducting expenses and commissions represented an aggregate of approximately $594.3 million in net proceeds. We issued the original notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We also agreed to use our best efforts to have the SEC declare the registration statement effective 180 days after the issuance of the Notes. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the “exchange offer.”

Resale of Exchange Notes

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you are acquiring such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations of the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered original notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $600 million principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

•	will remain outstanding,

•	will continue to accrue interest, and,

•	will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “The Exchange Offer—Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 1, 2025, unless at our sole discretion we extend the offer.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. In the event of an extension of the exchange offer, we may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing (if oral, to be promptly confirmed in writing) of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

•	to extend the exchange offer,

•	to delay accepting for exchange any original notes, or

•	to terminate the exchange offer.

We will give oral or written notice (if oral, to be promptly confirmed in writing) of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement and we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change.

We will distribute the prospectus supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer there is a question as to whether the exchange offer is permitted by applicable law.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any original notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Absence of Dissenters’ Rights of Appraisal

Holders of the original notes do not have any dissenters’ rights of appraisal in connection with the exchange offer.

Procedures for Tendering

How to Tender Generally

Only a holder of the original notes as determined by our records or those of the trustee or DTC may tender original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

To complete a physical tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

•	deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” prior to the expiration date.

To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

•	make appropriate arrangements to register ownership of the original notes in your name, or

•	obtain a properly completed bond power from the registered holder of your original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “The Exchange Offer—Withdrawal of Tenders” guaranteed by an eligible institution unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or

•	“Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the original notes. An eligible institution must guarantee that signature.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent’s account at DTC, and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged

If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, the distribution of the original notes or the exchange notes within the meaning of the Securities Act;

•	you are not our affiliate, as defined in Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•

the tender is made through a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange, commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

•	stating that the tender is being made thereby, and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent,” and

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes,

•

be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

•	specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under “The Exchange Offer—Procedures for Tendering” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes,

•	fees and expenses of the exchange agent and the trustee,

•	accounting and legal fees,

•	printing costs, and

•	related fees and expenses.

Transfer Taxes

If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered,

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. We have no obligation to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents and capitalization as of March 31, 2025. This table should be read in conjunction with the information contained in “Use of Proceeds” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2025
	Actual	As Adjusted
	(In millions)
Cash and equivalents	$433	$433
Short-term debt, including Puget Energy senior secured credit facility	190	190
Current maturities of long-term debt	417	417
PSE long-term debt	5,961	5,961
Puget Energy long-term debt(1)	2,060	2,060
Existing senior secured notes	1,600	1,600
Fair value adjustment of PSE long-term debt, debt discount, issuance cost and other	(140)	(140)
5.725% senior secured notes due 2035	600	600
Equity	5,515	5,515
Total capitalization	$13,536	$13,536

(1)	Excludes fair value accounting treatment from our financial statements where our long-term debt is valued at $2.2 billion at March 31, 2025.

DESCRIPTION OF NOTES

General

We will issue the exchange notes under our indenture dated as of December 6, 2010, between us and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), and the eighth supplemental indenture, dated as of March 13, 2025, between us and the trustee. We refer to the indenture and the eighth supplemental indenture, together, as the “indenture.” The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the indenture and the Collateral Documents relating to the exchange notes, does not purport to be complete and is qualified in its entirety by reference to the provisions of the indenture and the Collateral Documents, including the definitions therein of certain terms used below. Because this is a summary, it may not contain all the information that is important to you. We urge you to read the indenture and such Collateral Documents because they, and not this description, will define your rights as holders of the exchange notes. You may request copies of the proposed form of the indenture and the Collateral Documents as described under “Where You Can Find More Information.”

In the discussion that follows, “Puget Energy,” “the Company,” “we,” “us” and “our” refer only to Puget Energy, Inc., and any successor obligor on the exchange notes, and not to PSE or any other subsidiary of ours. References to paying principal on the exchange notes are to payment at maturity or redemption.

Definitions of certain defined terms used in this “Description of Notes” but not defined below have the meanings assigned to them under “—Definitions.”

The exchange notes will:

•	be our senior secured obligations;

•	rank pari passu in right of payment, to the extent of the value of the Collateral securing the exchange notes, with all of our other existing and future senior secured indebtedness;

•	be senior in right of payment to all of our existing and future subordinated obligations; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE and Puget LNG.

Except as described below under “—Certain Covenants—Limitation on Liens,” the indenture does not limit our ability to incur other indebtedness or to issue other securities, including other series of debt securities.

The exchange notes will be denominated in U.S. dollars and principal and interest will be paid in U.S. dollars. We will issue the exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will not be subject to any conversion, amortization or sinking fund. Upon a Change of Control Repurchase Event, you will have the right to require us to redeem or repurchase the exchange notes at your option.

The exchange notes will not be guaranteed by, or otherwise be obligations of, our direct parent company, any of its direct or indirect subsidiaries other than us, or the members of the Consortium that own our direct parent company, and will not be guaranteed by any of our affiliates.

Because we are a holding company, our rights and the rights of our creditors, including holders of the exchange notes, in respect of claims on the assets of our subsidiaries, PSE and Puget LNG, upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of PSE’s and

Puget LNG’s creditors (including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders). At March 31, 2025, PSE had total long-term debt and current liabilities of approximately $7.1 billion, all of which would be structurally senior in right of payment to the exchange notes.

Our ability to pay interest on the exchange notes is dependent upon the receipt of dividends and other distributions from PSE. The availability of distributions from PSE is subject to the satisfaction of various covenants and conditions contained in PSE’s existing and future financing documents. See “Risk Factors—Risks Relating to Puget Energy’s Corporate Structure—As a holding company, we depend on PSE’s ability to pay dividends.”

Principal, Maturity and Interest

The exchange notes initially will be issued in an aggregate principal amount of up to $600 million. The exchange notes will bear interest at the rate of 5.725% per year and will mature on March 15, 2035. Interest will be payable on the exchange notes semi-annually on March 15 and September 15 of each year, beginning on September 15, 2025, until the principal is paid or made available for payment. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the exchange notes will be made to the person in whose name such exchange notes are registered at the close of business on March 1 and September 1 immediately preceding the relevant interest payment date. Interest will be computed based on a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the exchange notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date. If there has been a default in the payment of interest on any exchange note, such defaulted interest may be payable to the holder of such exchange note as of the close of business on a date selected by the trustee which is not more than 30 days and not less than 10 days before the date proposed by the Company for payment of such defaulted interest or in any other lawful manner, if the trustee deems such manner of payment practicable.

Payment of principal of the exchange notes will be made against surrender of such exchange notes at the corporate trust office of the trustee in the continental United States, as paying agent for us. We may change the paying agent at our discretion. For so long as the exchange notes are issued in book-entry form, payments of principal and interest shall be made in immediately available funds by wire transfer to The Depository Trust Company (“DTC”), or its nominee.

Subject to applicable escheatment laws, all amounts paid by us for the payment of principal, premium (if any) or interest on any exchange notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such exchange notes will thereafter look only to us for payment thereof.

Form and Denomination; Registration and Transfer

The exchange notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will initially issue the exchange notes in global book-entry form. So long as the exchange notes are in book-entry form, transfers and exchanges will be registered on the records of the depositary or its participants. If the exchange notes are issued in certificated form, holders of exchange notes may register the transfer of exchange notes, and may exchange exchange notes for other exchange notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Computershare Trust Company, National Association, as security registrar for the exchange notes. We may change the place for registration of transfer and exchange of the exchange notes, may appoint one or more additional security registrars (including us) and may remove any security registrar, all at our discretion. No service charge will be made for any transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the exchange notes. We will not be required to execute or provide for the registration of transfer of or the exchange of (a) any exchange note during a period of 15 days before giving any notice of redemption or (b) any exchange note selected for redemption in whole or in part, except the unredeemed portion of any exchange note being redeemed in part. See “—Book-Entry; Delivery and Form.”

Further Issuances

The exchange notes initially will be limited to $600 million in aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities under the indenture having the same terms as, and ranking equally with, the Notes in all respects (except for the offering price, the issue date and if applicable, the initial interest accrual date and the first interest payment date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes. The exchange notes offered hereby and any such further exchange notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Ranking

The exchange notes will be:

•	our senior secured obligations;

•

pari passu in right of payment, to the extent of the value of the Collateral securing the exchange notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility and our existing senior secured notes constitute our only other senior secured indebtedness);

•	senior in right of payment to any of our future subordinated indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE and Puget LNG.

Because we are a holding company and substantially all of our operations are conducted by our subsidiaries (principally PSE), holders of our debt securities, including holders of the exchange notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries (PSE and Puget LNG), including any trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally PSE, have ongoing corporate debt programs used to finance their business activities. As of March 31, 2025, PSE had approximately $7.1 billion of outstanding long-term debt and current liabilities, all of which would be structurally senior in right of payment to the exchange notes. We and PSE retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the exchange notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances or the repayment of loans and advances from us. The indenture does not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to third parties. In addition, we lend funds to our subsidiary PSE from time to time through a demand promissory note and to our subsidiary Puget LNG through an intercompany credit agreement.

No Guarantees

The exchange notes will not be guaranteed by any of our subsidiaries or other affiliates. Because the exchange notes will not be guaranteed by our subsidiaries, the exchange notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See “—Ranking” above.

Security

General

The exchange notes will be secured by liens (subject to Permitted Liens) on the same assets that secure our other Secured Obligations, including our Credit Agreement Obligations, which assets currently consist of: (a) subject to certain exceptions, substantially all of our tangible and intangible assets, other than real property, including 100% of the equity interests of PSE (such pledged equity interests, the “Pledged PSE Stock”) and (b) 100% of the equity interests of Puget Energy, Inc., which are owned by our direct parent, Puget Equico LLC (the “Pledged Puget Energy Stock” and, collectively with the Pledged PSE Stock, the “Pledged Stock”).

There is currently no public market for the Pledged PSE Stock and PSE’s assets, liabilities and results of operations are not materially different than the corresponding amounts presented in the consolidated financial information of Puget Energy, Inc.

The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, including without limitation, any lease, license, contract or agreement to which we are a party, and any of our rights or interests thereunder, if and to the extent that a security interest is prohibited by or in violation of (a) any law, rule or regulation applicable to us, or (b) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Agency Agreement pursuant to the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity).

Under the terms of the Collateral Agency Agreement, the Collateral securing the exchange notes will be shared equally and ratably (subject to Permitted Liens) with the liens securing other Secured Obligations, which includes the Credit Agreement Obligations, the existing senior secured note obligations and any future Additional Secured Obligations. As of the date hereof, obligations under our senior secured credit facility and our existing senior secured notes constitute our only other Secured Obligations.

Pursuant to the indenture and the Collateral Documents relating to the exchange notes, substantial additional Indebtedness may, without the consent of holders, constitute Secured Obligations. So long as any Credit Agreement Obligations remain outstanding and a Majority Non-Controlling Voting Party Enforcement Date has not occurred, the Authorized Representative for our senior secured credit facility will have the right to control the remedies with respect to the Collateral. See “—Collateral Agency Agreement.” Such rights, if exercised, could adversely affect the value of the Collateral on behalf of the holders of the exchange notes. We will also be able to incur additional Secured Obligations and other Indebtedness and obligations secured by Permitted Liens. The amount of such obligations could be significant. The existence of any Permitted Liens could adversely affect the value of the Collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. Your rights to the Collateral would be diluted by any increase in the obligations secured by such Collateral.

Sufficiency of Collateral

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and the energy industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of such assets separate from the sale of our business operations may not be feasible or of significant value.

We and Puget Equico have limited obligations to perfect the security interest of the holders in certain specified Collateral. For example, the collateral agent and the other Authorized Representatives under the Collateral Agency Agreement may not have control over, and hence will not have a perfected security interest in, any of our deposit accounts.

After-acquired Collateral

From and after the issue date of the exchange notes and subject to certain limitations and exceptions, if we acquire, or Puget Equico acquires, any property or asset that would constitute Collateral, pursuant to the terms of the Collateral Documents relating to the exchange notes, holders of the exchange notes will obtain a lien (subject to Permitted Liens) upon such property or asset as security for the exchange notes. However, there can be no assurance that the trustee or the collateral agent will monitor, or that we or Puget Equico will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired property.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Agency Agreement provides for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the collateral agent, subject to any requirement that the Washington Commission and FERC consent to or approve the exercise of remedies by the collateral agent as described below, at the direction of the Controlling Authorized Representative as set forth in the Collateral Agency Agreement, and the distribution of the net proceeds of any such sale to the holders of Secured Obligations, including the holders on a pro rata basis, subject to the Collateral Agency Agreement. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the Notes. Pursuant to the Collateral Agency Agreement, only the collateral agent, acting at the direction of the Controlling Authorized Representative and the Required Voting Parties may exercise remedies with respect to the Liens securing Secured Obligations. The Credit Agreement Administrative Agent will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the Authorized Representative for the holders of the largest class of outstanding Secured Obligations will be the Controlling Authorized Representative. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because PSE is a regulated public utility, such foreclosure proceedings, the enforcement of the Collateral Documents and the right to take other actions with respect to the Pledged PSE Stock and Pledged Puget Energy Stock may be limited and subject to regulatory approval. PSE is subject to regulation at the state level by the Washington Commission. At the federal level, it is subject to regulation by FERC. See “Business—Regulation and Rates” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein. Regulation by the Washington Commission and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions or exercise other remedies with respect to the Pledged Stock could require approval by FERC and/or the Washington Commission. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Certain bankruptcy limitations

The right and ability of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against us or Puget Equico prior to the collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold secured claims only to the extent of the value of the Collateral, and unsecured claims with respect to any shortfall.

Any future pledge of the Collateral in favor of the collateral agent, including pursuant to the Collateral Documents relating to the Notes delivered after the date of the eighth supplemental indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

See “Risk Factors—Risks Relating to the Notes—Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—Risks Relating to the Notes—Any future pledge of Collateral might be voidable in bankruptcy.”

Certain covenants with respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens securing obligations under the exchange notes. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents relating to the exchange notes and the indenture as they relate to the Collateral.

The Collateral Documents provide that we and Puget Equico shall, at our and Puget Equico’s sole expense, do all acts which may be reasonably necessary, or as the collateral agent may reasonably request, to confirm that the collateral agent holds, for the benefit of the holders, duly created, enforceable and perfected Liens in the Collateral (subject to Permitted Liens) to the extent required by the indenture, and such Collateral Documents. As necessary, or upon reasonable request of the collateral agent, we and Puget Equico shall, at our and Puget Equico’s sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the collateral agent may reasonably request, to perfect and protect any pledge or security interest granted or purported to be granted by the Collateral Documents, including with respect to after acquired Collateral, to the extent required thereunder.

The Collateral Documents provide that we will (a) cause PSE not to issue any equity interests in addition to or in substitution for the equity interests issued by PSE, except to us, and (b) pledge, immediately upon our acquisition (directly or indirectly) thereof, any and all additional equity interests issued to us by PSE.

Collateral Agency Agreement

The trustee has signed a joinder to the Collateral Agency Agreement as Authorized Representative for the holders of all notes issued under the indenture, including the Notes. The Collateral Agency Agreement governs the rights of the holders of Secured Obligations, including the holders of the Notes, with respect to the Collateral, and may be amended from time to time without the consent of the trustee or the holders to add other parties holding Additional Secured Obligations permitted to be incurred under the indenture, our senior secured credit facility, any other Security Documents and the Collateral Agency Agreement.

Under the Collateral Agency Agreement, only the Controlling Authorized Representative has the right to instruct the collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable law or otherwise. Only the collateral agent, acting on the instructions of the Controlling Authorized Representative or the Required Voting Parties and in accordance with the applicable Security Documents, is entitled to take any such actions or exercise any such remedies with respect to the Collateral and the Authorized Representatives of all other classes of Secured Obligations have no right to instruct the collateral agent or otherwise take actions with respect to the Collateral except as described below, even though all holders of Secured Obligations will share equally and ratably in the proceeds. The Controlling Authorized Representative will initially be the Authorized Representative for our senior secured credit facility. The trustee, who will act as Authorized Representative in respect of the Notes, will have no rights to take any action under the Collateral Agency Agreement except as described below.

The Authorized Representative for our senior secured credit facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter, the Controlling Authorized Representative will be the Authorized Representative of the class of Secured Obligations that constitutes the largest outstanding principal amount of any then-outstanding class of Secured Obligations with respect to the Collateral; provided, in each case, that if there occurs one or more Majority Non-Controlling Voting Party Enforcement Dates, the Controlling Authorized Representative will be the Authorized Representative representing the largest principal amount of Secured Obligations then outstanding.

The “Majority Non-Controlling Voting Party Enforcement Date” is, with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90-day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (a) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (b) the collateral agent’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (i) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (ii) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that such 90-day period will be stayed and the Majority Non-Controlling Voting Party Enforcement Date will be stayed and shall not occur and will be deemed not to have occurred with respect to any Collateral (A) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (B) at any time we are, or Puget Equico or any grantor which has granted a security interest in such Collateral is, then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

Only the collateral agent will act with respect to the Collateral. The Controlling Authorized Representative and the Required Voting Parties will have the sole right to instruct the collateral agent to act or refrain from acting with respect to the Collateral. No representative of any non-controlling secured party may contest, protest or object to any foreclosure proceeding or action brought by the collateral agent or any other exercise by the collateral agent of any rights and remedies relating to the Collateral or cause the collateral agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Authorized Representative with respect to any property which does not constitute Collateral. Neither the collateral agent nor any other Authorized Representative will accept any Lien on any Collateral other than pursuant to the Collateral Documents.

If an event of default has occurred and is continuing under any Credit Document and the collateral agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of us or Puget Equico or any Secured Party receives any payment pursuant to any Security Documents (other than the Collateral Agency Agreement) with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the collateral agent or any other Secured Party pursuant to any such Credit Document with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Secured Obligations are entitled under any agreement (other than the Collateral Agency Agreement) will be applied pursuant to the Collateral Agency Agreement in the following order of priority:

•

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

•

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Credit Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

•

Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to us, or our respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Holders of Secured Obligations of each class (and not the Secured Parties of any other class) bear the risk of any determination by a court of competent jurisdiction that (a) any of the Secured Obligations of such class are unenforceable under applicable law or are subordinated to any other obligations (other than another class of Secured Obligations) and (b) any of the Secured Obligations of such class do not have an enforceable security interest in any of the Collateral securing any other class of Secured Obligations.

In any Insolvency or Liquidation Proceeding and prior to the Discharge of Secured Obligations, the collateral agent (acting at the direction of the Required Voting Parties) on behalf of all Secured Parties and Authorized Representatives, may consent to any order: (a) for use of cash collateral; (b) approving a debtor-in-possession financing secured by a Lien upon any property of the estate in such Insolvency or Liquidation Proceeding; (c) granting any relief on account of Secured Obligations as adequate protection (or its equivalent) for the benefit of the Secured Parties in the Collateral subject to Liens granted to the collateral agent, for the benefit of the Secured Parties; or (d) relating to a sale of our assets or assets of Puget Equico that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Liens granted to the collateral agent, for the benefit of the Secured Parties will attach to the proceeds of the sale; provided, however, that any Secured Party will retain the right to object to any cash collateral, debtor-in-possession financing or adequate protection order to the extent such order provides for priming of Liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties.

Unless at the direction of, or as consented to by, the Required Voting Parties, the Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Liens granted to the collateral agent, for the benefit of the Secured Parties, except that, without any action by the Required Voting Parties, they may vote their claims in respect of the Series of Secured Obligations owed to them in connection with, and have their right to object to, the confirmation of any plan of reorganization or similar dispositive restructuring plan to the extent any such action is not inconsistent with their obligations under the Collateral Agency Agreement. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Puget Equico or us for any reason, including without limitation, because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party will be entitled to a reinstatement of the Secured Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Secured Obligations or Discharge of Credit Agreement Obligations, as applicable, will be deemed not to have occurred and (b) if the Collateral Agency Agreement has been terminated prior to such recovery or avoidance action, the Collateral Agency Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto from such date of reinstatement.

Each Secured Party, including the holders of the Notes and the trustee, agrees that (a) it will not challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Series or any Credit Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Collateral Agency Agreement; (b) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the collateral agent, (c) except in accordance with the Collateral Agency Agreement, it will have no right to direct the collateral agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral unless such Secured Party is the Controlling Authorized Representative, (d) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the collateral agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the collateral agent, any Controlling Authorized Representative or any other Secured Party will be liable for any action taken or omitted to be taken by the collateral agent, such Controlling Authorized Representative or other Secured Party with respect to any Collateral in accordance with the provisions of the Collateral Agency Agreement, (e) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral, (f) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Collateral Agency Agreement, and (g) it will not (shall waive any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by the collateral agent on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of the Collateral Agency Agreement.

Notwithstanding the foregoing, a Secured Party will not be prohibited from taking the following actions: (a) in any Insolvency or Liquidation Proceeding commenced by or against us or Puget Equico, each Secured Party may file a claim or statement of interest with respect to its Series of Secured Obligations, as applicable, (b) each Authorized Representative may take and may direct the collateral agent to take any action (not adverse to the Liens of the collateral agent securing the Secured Parties) in order to preserve or protect its interest in and Liens created by the Security Documents on the Collateral, (c) the Secured Parties will be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of their claims, including any claims secured by the Collateral, if any, (d) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of Puget Equico or us arising under either Debtor Relief Laws or applicable non-bankruptcy law, in each case not in contravention of the terms of the Collateral Agency Agreement, (e) in any Insolvency or Liquidation Proceeding, the Secured Parties will be entitled to vote on any plan of reorganization, and (f) both before and during an Insolvency or Liquidation Proceeding, any Secured Party may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against us or Puget Equico in accordance with applicable law and the termination of any agreement by the holder of any such obligation in accordance with the terms thereof.

Each Secured Party agrees that if it obtains possession of any Collateral or realizes any proceeds or payment in respect of any such Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies at any time prior to the Discharge of each of the Secured Obligations (determined, solely for this purpose, as if the Secured Obligations owing to such Secured Party did not exist), then it will hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the collateral agent, to be distributed in accordance with the Collateral Agency Agreement.

The collateral agent, on behalf of the holders of the Notes and each other Secured Party, will acknowledge that the Secured Obligations of any class may, subject to the limitations set forth in the other Credit Documents outstanding at such time, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Collateral Agency Agreement defining the relative rights of the Secured Parties of any class.

Collateral Agent

Pursuant to the Collateral Agency Agreement, we have appointed JPMorgan Chase Bank, N.A. to serve as the collateral agent for the benefit of the Secured Parties.

Additional debt

To the extent, but only to the extent, permitted by the provisions of the then-extant Credit Documents, we may incur or issue and sell one or more classes of additional Indebtedness. The obligations in respect of any such additional Indebtedness may be secured by a Lien on the Collateral on a pari passu basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the representative of any such additional class or series of Indebtedness, acting on behalf of the holders of such Indebtedness, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Documents relating to the exchange notes and the indenture provide that the Liens on the Collateral may be released:

(a)	in whole, upon the Discharge of the Secured Obligations;

(b)

as to any Collateral that is released, sold, transferred or otherwise disposed of by us or Puget Equico to a person that is not (either before or after such release, sale, transfer or disposition) us or Puget Equico in a transaction or other circumstance that complies with the terms of the then-extant Credit Documents (for so long as any Credit Document is in effect) and is permitted by all of the then-extant Credit Documents, at the time of such release, sale, transfer or other disposition or to the extent of the interest released, sold, transferred or otherwise disposed of;

(c)

as to a release of less than all or a material portion of the Collateral, at any time prior to the Discharge of Secured Obligations, if consent to the release of all Liens on such Collateral has been given by the Required Voting Parties; and

(d)

as to a release of all or any material portion of the Collateral (other than upon the Discharge of Secured Obligations), if consent to release of that Collateral has been given by the Unanimous Voting Parties.

Upon request by the collateral agent at any time, the Secured Parties will confirm in writing the collateral agent’s authority to release its interest in particular types or items of property pursuant to the Collateral Agency

Agreement. In each case as specified in the Collateral Agency Agreement, the collateral agent will (and each Secured Party irrevocably authorizes the collateral agent to), at our expense, execute and deliver to us or Puget Equico, as applicable, such documents as such person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of the Collateral Agency Agreement or any other Credit Document.

Under the Collateral Agency Agreement, if at any time the collateral agent forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the collateral agent for the benefit of the holders and the Liens upon such Collateral securing all other Secured Obligations will automatically be released and discharged pursuant to the Collateral Agency Agreement and the Collateral Documents. However, any proceeds of any Collateral realized therefrom will be applied as described under “—Collateral Agency Agreement.”

Amendments

The collateral agent may, without obtaining the consent of the Required Voting Parties or any other Secured Party other than as set forth in the Collateral Agency Agreement, modify any Security Document to which it is a party or the Collateral Agency Agreement to (a) cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein, (b) make, complete or confirm any grant of Collateral permitted or required by the Collateral Agency Agreement or the Security Documents or any release of any Collateral permitted under the Collateral Agency Agreement, or (c) make changes that would provide additional benefits or rights to the Secured Parties.

Subject to certain exceptions, the Collateral Agency Agreement may be amended with the consent of the Required Voting Parties provided that if any amendment adversely affects us or any class of Secured Obligations, consent of the Authorized Representative for such class or of us, as applicable, is required.

Authorization of actions to be taken

Each holder of Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture, to have authorized and directed the trustee to enter into a joinder agreement to the Collateral Agency Agreement, and to have authorized and empowered the trustee and (through the Collateral Agency Agreement) the collateral agent to bind the holders of Notes as set forth in the Collateral Documents to which they are a party and to perform its respective obligations and exercise its respective rights and powers thereunder.

Optional Redemption

Prior to December 15, 2034 (three months prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued to the date of redemption, and

(ii)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, including additional interest, if any, thereon to the redemption date.

On or after the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, including additional interest, if any, thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such Notes. We shall provide written notice to the trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and promptly following receipt the trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The trustee shall have no duty to determine, or verify the calculation of, the redemption price.

If notice of redemption is given as aforesaid, the Notes so to be redeemed will, on the redemption date, become due and payable at the applicable redemption price described above together with any accrued and unpaid interest thereon, and from and after such date (unless we have defaulted in such payment of the redemption price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Notes by tender offer, in the open market or by private agreement.

Purchase of Notes Upon Change of Control Repurchase Event

In the event of any Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”) each holder of a Note will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on a date selected by us that is no earlier than 60 days nor later than 90 days (the “Purchase Date”) after the sending of written notice by us of the occurrence of such Change of Control Repurchase Event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, including additional interest, if any, thereon to the Purchase Date (the “Change of Control Purchase Price”).

Within 30 days after the Change of Control Date, we are obligated to send to each holder of a Note a notice regarding the Change of Control Repurchase Event, which notice shall state, among other things:

(a)

that a Change of Control Repurchase Event has occurred and that each such holder has the right to require us to repurchase all or any part of such holder’s Notes at the Change of Control Purchase Price;

(b)	the Change of Control Purchase Price;

(c)	the Purchase Date;

(d)	the name and address of the paying agent; and

(e)	the procedures that holders must follow to cause the Notes to be repurchased.

To exercise this right, a holder must deliver a written notice (the “Change of Control Purchase Notice”) to the paying agent (initially the trustee) at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes (or if notes are held in book entry form, in accordance with DTC’s applicable procedures), not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state:

(a)	the portion of the principal amount of any Notes to be repurchased, which must be a minimum of $2,000 or an integral multiple of $1,000 in excess thereof;

(b)	that such Notes are to be repurchased by us pursuant to the applicable Change of Control provisions of the indenture; and

(c)	unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.

Any Change of Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent (or if notes are held in book entry form, in accordance with DTC’s applicable procedures) not later than three Business Days prior to the Purchase Date or for book entry notes, in accordance with DTC’s applicable procedures. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a Change of Control Purchase Notice.

Subject to DTC’s applicable procedures, if a Note is represented by a global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require us to repurchase Notes upon a Change of Control Repurchase Event. To obtain repayment with respect to such Note upon a Change of Control Repurchase Event, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (a) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (b) instructions to such broker or other entity to notify DTC of such beneficial owner’s desire to cause us to repurchase such Notes. Such broker or other entity will provide to the paying agent (i) a Change of Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by us.

Payment of the Change of Control Purchase Price for a Note in registered, certificated form (a “Certificated Note”) for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the trustee, as our paying agent, at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. We may change the paying agent at our discretion. Payment of the Change of Control Purchase Price for such Certificated Note will be made promptly following the later of the Purchase Date or the time of delivery of such Certificated Note.

If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change of Control Purchase Price of a Note on the Business Day following the Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the holder of the Note shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the Note).

The definition of Change of Control set forth in the indenture with respect to the Notes differs from the definition of change of control in our senior secured credit facility. Depending on the circumstances, it is possible that a change of control may occur for purposes of our senior secured credit facility without constituting a Change of Control for purposes of the indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the assets of us and our subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all of the assets of us and our subsidiaries, considered as a whole, may be uncertain.

Under clause (c) of the definition of Change of Control below, a Change of Control will occur when a majority of our Board of Directors (for so long as the Bylaws (as defined below) are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), during any period, cease to constitute a majority of our Board of Directors then in office. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the incumbent directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

The indenture requires us to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act that may then be applicable in connection with any offer by us to purchase Notes at the option of holders upon a Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control Repurchase Event purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the initial purchasers. Our management has no present intention to propose any anti-takeover measures although it is possible that we could decide to do so in the future.

No Note may be repurchased by us as a result of a Change of Control Repurchase Event if there has occurred and is continuing an event of default described under “—Events of Default” below (other than a default in the payment of the Change of Control Purchase Price with respect to the Notes). In addition, our ability to purchase Notes may be limited by our financial resources and our inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

The indenture provides that we may not, directly or indirectly (a) consolidate or merge with or into another person, whether or not we are the surviving corporation, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

(i)

either (A) we are the surviving corporation or (B) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the person is a partnership or limited liability company, then a corporation that (1) is wholly owned by such person, (2) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (3) does not and will not have any material assets or operations, shall become a co-issuer of the Notes pursuant to a supplemental indenture duly executed by the trustee;

(ii)

the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the Notes and the indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee;

(iii)	immediately after such consolidation or merger, no Event of Default exists; and

(iv)	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such transaction is authorized under the indenture.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitations on Liens

So long as the Notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Collateral, other than Permitted Liens. For purposes of this covenant, “Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed.

Limitation on Sale-Leaseback Transactions

We will not enter into any sale-leaseback transaction involving any of our properties whether now owned or hereafter acquired, whereby we sell or transfer such properties and then or thereafter lease such properties or any part thereof or any other properties which we intend to use for substantially the same purpose or purposes as the properties sold or transferred.

Reports and Other Information

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, we will furnish to the trustee and holders of Notes or cause the trustee to furnish to the holders of Notes:

(a)

within 90 days of the end of each fiscal year and within 60 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the SEC on Forms 10-K and 10-Q if we were required to file such reports; and

(b)

within the time periods specified in the SEC’s rules and regulations that would be applicable if we were subject to such rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm or independent auditors. In addition, we will file a copy of each of the reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in clauses (a) and (b) above (unless the SEC will not accept such a filing). We agree that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will use our reasonable best efforts to post the reports referred to in the preceding paragraph on our website within the time periods specified above. To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of Notes on the date filed.

In addition, for so long as any Notes remain outstanding, we will furnish to prospective purchasers of Notes, upon their request, the information described above as well as any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for compliance with Rule 144A. Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the Notes (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture, or participate in any conference calls.

Information Regarding Collateral

We will furnish to the collateral agent prompt written notice of any change in our (a) legal name, (b) jurisdiction of incorporation, or (c) identity or corporate structure. We will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the collateral agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. We also agree promptly to notify the collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

In addition, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, we will deliver to the trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

None of our directors, officers, employees, incorporators, members or shareholders, as such, will have any liability for any of our obligations under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Events of Default

Any one or more of the following events with respect to the Notes that has occurred and is continuing will constitute an “Event of Default” with respect to the Notes under the indenture:

(a)	failure to pay interest within 30 days after the same becomes due and payable;

(b)	failure to pay the principal of, or any premium on, the Notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(c)

failure to perform or breach of any covenant, representation, warranty or other agreement contained in the indenture, the Notes or the Security Documents (other than a default referred to in clauses (a) and (b) above) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture unless the trustee, or the trustee and the holders of a principal amount of the Notes not less than the principal amount of Notes the holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of Notes, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

(d)

the occurrence of a matured event of default, as defined in any of our instruments or any Significant Subsidiary’s instruments under which there is or by which there is evidenced any Indebtedness of us or any Significant Subsidiary, that has resulted in the acceleration of such Indebtedness in excess of $100 million, or any default in payment of Indebtedness in excess of $100 million at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument or Indebtedness shall constitute a waiver and cure of the corresponding Event of Default under the indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the indenture;

(e)	certain events of bankruptcy or insolvency described in the indenture with respect to us or any Significant Subsidiary;

(f)

our repudiation of any of our obligations under any of the Security Documents or the unenforceability of any of the Security Documents against us for any reason if such unenforceability shall be applicable to (i) Collateral having an aggregate Fair Market Value of $100 million or more or (ii) the Pledged Stock and any such unenforceability has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture;

(g)

any Security Document or any lien purported to be granted thereby on (i) the Pledged Stock or (ii) assets having a Fair Market Value in excess of $100 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected and any such unenforceability or lack of perfection has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the indenture; and

(h)	the failure by us to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.

As used herein, “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or our board of directors.

Remedies

Acceleration of Maturity

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary, then the principal, premium, if any, and accrued interest on the Notes will be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all of the outstanding Notes to be due and payable immediately by written notice to us (and to the trustee if given by holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, including the Notes, the trustee or the holders of not less than 25% in aggregate principal amount of such securities, considered as one class, may make such declaration of acceleration and not the holders of any one series of such securities.

At any time after such a declaration of acceleration with respect to any series of securities outstanding under the indenture has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a)	We have paid or deposited with the trustee a sum sufficient to pay:

(i)	all overdue interest, if any, on all securities of such series;

(ii)

the principal of and premium, if any, on any securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such securities;

(iii)	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in the securities, to the extent that payment of such interest is lawful; and

(iv)	all amounts due to the trustee under the indenture in respect of compensation and reimbursement of expenses; and

(b)

all Events of Default with respect to the securities of such series, other than the nonpayment of the principal of the securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

Right to Direct Proceedings

If an Event of Default with respect to any series of securities outstanding under the indenture occurs and is continuing, the holders of a majority in principal amount of such securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the indenture, the holders of a majority in aggregate principal amount of the outstanding securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate, (b) the trustee does not determine that the action so directed would be unjustly prejudicial to the holders of such series of securities not taking part in such direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

No holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Notes;

(b)

the holders of at least 25% in aggregate principal amount of securities of all series outstanding under the indenture in respect of which such Event of Default has occurred, considered as one class, have made written request to the trustee to institute proceedings in respect of such Event of Default and have offered the trustee indemnity satisfactory to it against costs, losses, expenses and liabilities to be incurred in complying with such request; and

(c)

for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of securities then outstanding under the indenture.

Furthermore, no holder of Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Notes (it being understood that the trustee shall not have an affirmative duty to ascertain whether or not any such action is unduly prejudicial to any other holder of Notes).

No Impairment of Right to Receive Payment

Notwithstanding that the right of a holder of Notes to institute a proceeding with respect to the indenture is subject to certain conditions precedent, each holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder.

Notice of Default

The trustee is required to give the holders of securities outstanding under the indenture notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived, except that no such notice to holders of a default of the character described in clause (c) under “—Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders. The trustee shall not be deemed to have knowledge of, or be required to act (including the sending of any notice), based on any event unless a responsible officer of the trustee within the trustee’s corporate trust department (i) receives written notice of such an event or (ii) has obtained “actual knowledge” of such an event.

Reporting

The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture, but a failure by us to deliver such notice of a default will not constitute a default under the indenture if we have remedied such default within any applicable cure period.

Modification of Indenture

Modifications Without Consent

We and the trustee may enter into one or more supplemental indentures without the consent of any holders of the Notes, for any of the following purposes:

(a)	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of such party;

(b)	to add one or more covenants of the Company or other provisions for the benefit of holders of the Notes, or to surrender any right or power conferred upon us by the indenture;

(c)

to change or eliminate any provision of the indenture or to add any new provision to the indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Notes in any material respect, such change, elimination or addition will become effective only when no Notes are outstanding;

(d)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(e)

to make, complete or confirm any grant of Collateral permitted or required by the Security Documents or, with the consent of the collateral agent, any release of Collateral that becomes effective as set forth in the Security Documents;

(f)	to establish the form or terms of securities of any series or tranche under the indenture as permitted by the indenture;

(g)

to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

(h)	to evidence and provide for the acceptance of appointment by a successor trustee;

(i)	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the securities under the indenture;

(j)	to change any place or places where

(i)	the principal of and premium, if any, and interest, if any, on all or any series of securities under the indenture, or any tranche thereof, will be payable,

(ii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for registration of transfer,

(iii)	all or any series of securities under the indenture, or any tranche thereof, may be surrendered for exchange, and

(iv)	notices and demands to or upon us in respect of all or any series of securities under the indenture, or any tranche thereof, and the indenture may be served;

(k)

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the indenture, so long as such other changes or additions do not adversely affect the interests of the holders of any series or tranche of securities under the indenture in any material respect; or

(l)	to waive the rights of other secured debt holders.

In addition, if the Trust Indenture Act is amended after the date of the original indenture in such a way as to require changes to the indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders of securities outstanding under the indenture, enter into one or more supplemental indentures to evidence such amendment.

Modifications Requiring Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of all series of securities then outstanding under the indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of securities outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

(a)	reduce the principal amount of or change the stated maturity of any installment of principal of the Notes;

(b)	reduce the rate of or change the stated maturity of any interest payment on the Notes;

(c)

reduce the amount payable upon the redemption of the Notes, in respect of an optional redemption, change the times at which the Notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(d)

waive an Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(e)	make the Notes payable in money other than that stated in the Notes;

(f)

impair the right of any holder of Notes to receive any principal payment or interest payment on such holder’s Notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;

(g)	make any change in the percentage of the principal amount of the Notes required for amendments or waivers; or

(h)	modify or change any provision of the indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance thereof.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, securities of one or more specified series outstanding under the indenture, or one or more tranches thereof, or modifies the rights of the holders of securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of the securities of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of securities under the indenture so provides, and as specified in the applicable offering memorandum, prospectus supplement and/or pricing supplement, the holders of such securities will be deemed to have consented, by virtue of their purchase of such securities, to such supplemental indenture or other document containing the additions, changes or eliminations to or from the indenture which are specified in such supplemental indenture or other document, no act of such holders will be required to evidence such consent and such consent may be counted in the determination of whether the holders of the requisite principal amount of securities have consented to such supplemental indenture.

Satisfaction and Discharge

The Notes, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

(a)	money in an amount which will be sufficient,

(b)

in the case of a deposit made before the maturity of such Notes, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or

(c)

a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement.

The indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and we have paid or caused to be paid all other sums payable by us under the indenture.

Our right to cause our entire indebtedness in respect of any Notes to be deemed to be satisfied and discharged as described above will be subject to the delivery to the trustee of an opinion of counsel to the effect that in connection with any such deposit above, the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

Concerning the Trustee

Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee, is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of their own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the trustee nor any paying agent shall be responsible for determining whether any asset disposition has occurred and whether any asset sale offer with respect to the Notes is required. Neither the trustee nor any paying agent shall be responsible for determining whether any change of control has occurred and whether any change of control offer with respect to the Notes is required. Neither the trustee nor any paying agent shall be responsible for monitoring our credit rating status, making any request upon any rating agency or determining whether any rating event with respect to the Notes has occurred.

Book-Entry; Delivery and Form

The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as “Global Notes.” The Global Notes will be deposited on the date of the acceptance for exchange of the original notes and the issuance of the exchange notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC (such as Euroclear and Clearstream).

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Notes in registered certificated form (“Certificated Notes”) if:

(a)

DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a clearing agency registered under the Exchange Act, and the Company fails to appoint a successor depositary within 90 days;

(b)	we, in our sole discretion, determine that the Notes shall no longer be represented by such Global Notes; or

(c)	there shall have occurred a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Book-Entry Procedures for the Global Notes

The description of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of these settlement systems and are subject to change by term from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system and its participants directly to discuss these matters.

The following is based upon information furnished by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Security Documents. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners; in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information from the issuer or agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or its nominee, agent or issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or our agent. Under these circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we nor the initial purchasers take any responsibility for the accuracy thereof.

Neither we nor the initial purchasers have any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this offering memorandum or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Initial settlement for the exchange notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Governing Law

The indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

“Additional Credit Document” means any designated indenture, note, promissory note, instrument or other agreement entered into by us after the date of the Collateral Agency Agreement, if any, pursuant to which we will incur additional obligations which shall constitute Additional Secured Obligations from time to time, to the extent permitted under the Credit Documents, and which have been designated as Additional Credit Documents in accordance with the Collateral Agency Agreement.

“Additional Secured Obligations” means any of our indebtedness and obligations arising under any Additional Credit Document that we designate as Additional Secured Obligations in accordance with the terms of the Collateral Agency Agreement, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the senior secured credit facility and the other Credit Documents as of the date of such designation; provided that the holder of such indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such indebtedness or other obligation) is either a party to the Collateral Agency Agreement or shall have executed and delivered to the collateral agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to the Collateral Agency Agreement and has agreed to be bound by the obligations of a “Secured Party” under the terms of the Collateral Agency Agreement. Subject to meeting the requirements of the preceding sentence, Additional Secured Obligations will include (a) advances to us and our debts, liabilities, obligations, covenants and duties arising under any Additional Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against us, of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney fees and expenses, indemnities and other amounts payable by us under any Additional Credit Document, and (c) our obligation to reimburse any amount in respect of any of the foregoing that any Additional Secured Party, in its sole discretion, may elect to pay or advance on our behalf.

“Additional Secured Parties” means any holders of any Additional Secured Obligations and any Authorized Representative with respect thereto.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means, collectively, the Credit Agreement Administrative Agent and the collateral agent, each Authorized Representative and each of their respective successors and assigns.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Receivables Facility (as defined herein) is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement. For purposes of this definition, “Receivables Facility” shall mean any receivables or securitization facility or facilities made available to the Company or any of its subsidiaries pursuant to which assets and related security are sold, pledged or otherwise transferred to certain investors or creditors, either directly or indirectly through one or more special purpose entities.

“Authorized Representative” means (a) in the case of any Credit Agreement Obligations or the lenders under our senior secured credit facility, the Credit Agreement Administrative Agent, (b) in the case of any

Secured Hedge Obligations and the Interest Rate Hedge Banks, such Interest Rate Hedge Bank or any person appointed by such Interest Rate Hedge Bank to act as its agent or representative, (c) in the case of the indenture, the Notes and our existing senior secured notes, the trustee, and (d) in the case of any Series of Additional Secured Obligations or Additional Secured Parties that become subject to the Collateral Agency Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Borrower Group Member” means any of the Company or any Operating Company.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in the place of payment are generally authorized or required by law, regulation or executive order to remain closed.

“Change of Control” means the occurrence of any of the following events:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock, whether as a result of the issuance of our securities, any merger, consolidation, liquidation or dissolution of us or otherwise;

(b)

the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of us and our subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders occurs, or we merge, consolidate or amalgamate with or into any other person or any other person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (i) our outstanding Voting Stock is reclassified into or exchanged for other Voting Stock of us or for Voting Stock of the surviving corporation and (ii) the holders of our Voting Stock immediately prior to such transaction own, directly or indirectly, a majority of our Voting Stock or the surviving corporation immediately after such transaction;

(c)

during any period, individuals who at the beginning of such period constituted our board of directors (for so long as our Amended and Restated Bylaws, dated February 6, 2009, as amended by the First Amendment to the Amended and Restated Bylaws, dated January 6, 2022 (as further amended from time to time, the “Bylaws”) are in effect, together with any replacement or new directors appointed to such board of directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

(d)	our shareholders approve any plan of liquidation or dissolution of us.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Collateral” means all the “Collateral,” as defined in each of the Security Documents.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of February 6, 2009 and amended and restated as of May 10, 2010 and further amended as of February 10, 2012, and as supplemented by a Joinder Agreement thereto dated as of December 6, 2010, among the collateral agent, the Credit Agreement Administrative Agent, certain authorized representatives, Puget Equico LLC and the Company.

“Collateral Documents” means the Collateral Agency Agreement, the Pledge Agreement and the Security Agreement.

“Controlling Authorized Representative” means (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement Administrative Agent and (b) from and after the earlier to occur of (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the Authorized Representative for the Majority Non-Controlling Voting Parties at such time.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated May 16, 2022, among Puget Energy, Inc., as Borrower, JPMorgan Chase Bank, N.A., as Credit Agreement Administrative Agent, and the lenders party thereto, as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated March 6, 2024, by and among Puget Energy, Inc., as Borrower, JPMorgan Chase Bank, N.A., as Credit Agreement Administrative Agent, and the lenders party thereto, and as may be further amended, restated or otherwise modified from time to time.

“Credit Agreement Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders under the Credit Agreement.

“Credit Agreement Obligations” means all Obligations as such term is defined under the Credit Agreement.

“Credit Documents” means, collectively (without duplication), each Financing Document and any Additional Credit Document providing for or evidencing any Additional Secured Obligations.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of Credit Agreement Obligations” means, except as expressly set forth in the Financing Documents, the payment in full in cash of all outstanding principal amount of Loans under the Credit Agreement, all interest due (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and any post-petition interest) on all “Obligations” outstanding under the Credit Agreement and all fees payable or otherwise accrued under the Financing Documents (other than any contingent indemnity obligations that expressly survive the termination of the Financing Documents).

“Discharge of Secured Obligations” means, except as otherwise provided in the Financing Documents, the payment in full in cash of all (a) outstanding Secured Obligations under any Credit Document, (b) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Credit Document after the maturity of the Loans or other indebtedness or other relevant Secured Obligations and post-petition interest) on all Secured Obligations outstanding under any Credit Document, and (c) all fees and other Secured Obligations outstanding under each Credit Document (other than any contingent indemnity obligations that expressly survive the termination of the Credit Documents).

“Equity Interests” means, with respect to any person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such person of any of the foregoing (including through convertible securities).

“Event of Default” means (a) an “event of default” under and as defined in the Credit Agreement or any Additional Credit Document or (b) any event leading to an “early termination date” or an “early termination event” under any Interest Hedging Agreement with respect to which Puget Equico is or we are the defaulting party or affected party, as the case may be.

“Financing Documents” means (i) the Credit Agreement, (ii) any promissory notes issued pursuant to Section 2.10(e) of the Credit Agreement, (iii) Interest Hedging Agreements with any Interest Rate Hedge Bank, (iv) any Letter of Credit applications, (v) the Security Documents, (vi) the Collateral Agency Agreement and (vii) all other agreements, instruments, documents and certificates identified in Section 4.01 of the Credit Agreement executed and delivered to, or in favor of, the Credit Agreement Administrative Agent or any lenders under the Credit Agreement and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of us, or any of our employees, and delivered to the Credit Agreement Administrative Agent or any lender under the Credit Agreement in connection with the Credit Agreement or the transactions contemplated thereby. Any reference in the Credit Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Credit Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“Finance Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases or capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Guarantee” means, as to any person, without duplication, (a) any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation or (v) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such person securing any Indebtedness or other monetary obligation of any other person, whether or not such Indebtedness or other monetary obligation is assumed by such person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsement for a collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hybrid Debt Securities” means (a) any securities, trust preferred securities, or deferrable interest subordinated debt, which, in each such case, provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower Group Member, or (b) Equity Interests of any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the Equity Interests of which are owned (either directly or indirectly through one or more Subsidiaries) at all times by any Borrower Group Member, (ii) that have been formed for the purpose of issuing securities, trust preferred securities or deferrable interest subordinated debt of the type described in clause (a) above, and (iii) substantially all the assets of which consist of (x) subordinated debt issued by any Borrower Group Member, and (y) payments made from time to time on such subordinated debt.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, including, without limitation, Hybrid Debt Securities, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (e) all obligations of such person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Finance Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (k) net obligations of such person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation), (l) all Attributable Receivables Indebtedness of such person, (m) all obligations of such person under Sale and Leaseback Transactions and (n) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such person or any other person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. For greater certainty, “Indebtedness” shall not include (i) Indebtedness in an amount equal to the aggregate amount of cash held by the Company and its subsidiaries and included in the cash accounts listed on the consolidated balance sheet of the Company and its subsidiaries and deposited with the Credit Agreement Administrative Agent for the repayment or refinancing of outstanding Indebtedness of the Company and its subsidiaries (other than equity securities that are mandatorily redeemable 91 or more days after the Maturity Date and that are Hybrid Debt Securities or otherwise classified as hybrid securities by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and Fitch Inc., or any successor thereto) within 90 days of the date of determination; provided that the use thereof is not prohibited by law or any contract to which the Company or any of its subsidiaries is a party and (ii) obligations under agreements entered into for (A) the construction, lease, operation or maintenance of power plants, facilities for power generation, storage, dispatch or similar facilities or equipment related to the foregoing or (B) the purchase, storage, dispatch or transmission of power, or services related to the foregoing (provided, for the avoidance of doubt, that (1) the Credit Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under PSE’s energy purchase and sale agreements and (2) all obligations under loans, notes, bonds or other similar instruments for borrowed money shall be deemed to constitute Indebtedness); provided that all obligations excluded from Indebtedness pursuant to this clause (ii) shall be described in each certificate delivered to the Credit Agreement Administrative Agent pursuant to the requirements of Section 5.02(a) of the Credit Agreement.

“Indenture Securities” means all debt securities outstanding under the indenture.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under Debtor Relief Laws with respect to Puget Equico or us, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Puget Equico or us or with respect to a material portion of their or our respective assets, (c) any liquidation, dissolution, reorganization or winding up of Puget Equico or us whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Puget Equico or us.

“Intercreditor Vote” means a vote conducted in accordance with the procedures set forth in Article 3 of the Collateral Agency Agreement among the Voting Parties for the Series entitled to vote with respect to the particular decision at issue.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between one or more interest rate hedge providers and us designed to protect such person against fluctuations in interest rates. For purposes of the Collateral Agency Agreement, our indebtedness at any time under an Interest Hedging Agreement will be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Rate Hedge Banks” means any person that is a lender under our senior secured credit facility or an Affiliate of a lender under our senior secured credit facility at the time it enters into an Interest Hedging Agreement in its capacity as a party to such Interest Hedging Agreement and only for so long as any of our obligations remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that such Interest Rate Hedge Bank executes a Joinder Agreement pursuant to the terms of the Collateral Agency Agreement; and provided, further, that no Affiliate of ours may become an Interest Rate Hedge Bank.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s does not make a rating on the Notes publicly available, another Rating Agency.

“Investors” means (i) the British Columbia Investment Management Corporation, (ii) the Alberta Investment Management Corporation, (iii) the Ontario Municipal Employees Retirement System, (iv), PGGM Vermogensbeheer B.V., (v) Macquarie Washington Clean Energy Investment, L.P., (vi) the Ontario Teachers’ Pension Plan Board and (vii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Joinder Agreement” means a Joinder Agreement executed by the collateral agent and each Authorized Representative for the Secured Obligations subject thereto in accordance with the terms of the Collateral Agency Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made pursuant to the Credit Agreement.

“Majority Non-Controlling Voting Parties” means, at any time, the Secured Parties owed or holding Secured Obligations that constitute the largest total outstanding amount of any then outstanding Series of Secured Obligations.

“Maturity Date” means May 14, 2027, as such date may be extended in accordance with Section 2.22 of the Credit Agreement.

“Operating Company” means PSE and each other subsidiary of the Company other than any immaterial subsidiary and, for the avoidance of doubt, the term Operating Company shall include Puget Western, Inc.

“Permitted Holders” means each of the Investors and members of our management (or of our direct or indirect parent) who are holders of our Voting Stock (or any of its direct or indirect parent companies) on the issue date of the Notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of our Voting Stock.

“Permitted Liens” means liens securing our Indebtedness and liens permitted by our senior secured credit facility (and any amendments, refinancings and replacements thereof).

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of February 6, 2009, as amended and restated as of May 10, 2010, as amended by Amendment No. 1 to Amended and Restated Pledge Agreement dated as of February 10, 2012, and as further amended and extended by Amendment No. 2 to Amended and Restated Pledge Agreement dated as of April 15, 2014.

“Preferred Interests” means, with respect to any person, Equity Interests issued by such person that are entitled to a preference or priority over any other Equity Interests issued by such person upon any distribution of such person’s property and assets, whether by dividend or upon liquidation.

“Rating Agency” means each of Standard & Poor’s, Moody’s, and Fitch Ratings, or, if Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them, do not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by us (as certified by a resolution of our board of directors), which will be substituted for Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them, as the case may be.

“Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then “Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Required Voting Parties” means, with respect to any proposed decision or action hereunder, the Secured Parties owed or holding more than 50% of the Total Outstandings at such time under (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement, and (b) from and after the earlier to occur of the (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the applicable Credit Document governing the Series of Secured Obligations of the Majority Non-Controlling Voting Parties at such time.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any person with the intent to lease such property or asset as lessee.

“Secured Hedge Obligations” means all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement.

“Secured Obligations” means, (a) all Credit Agreement Obligations, (b) all Secured Hedge Obligations, and (c) any Additional Secured Obligations, in each case, whether fixed or contingent, matured or unmatured, whether or not allowed or allowable in an Insolvency and Liquidation Proceeding.

“Secured Parties” means, collectively, the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks, any Additional Secured Parties and each co-agent or sub-agent appointed by any Agent or from time to time pursuant to any Credit Document or the Collateral Agency Agreement.

“Security Agreement” means the Amended and Restated Borrower Security Agreement, dated as of February 6, 2009 and as amended and restated as of May 10, 2010, as further amended as of February 10, 2012, and as further amended and extended as of April 15, 2014, between the Borrower and the collateral agent (as amended, restated, supplemented or otherwise modified from time to time).

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the lenders under our senior secured credit facility, the Interest Rate Hedge Banks and the Additional Secured Parties, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the collateral agent for the benefit of the Secured Parties.

“Series” means each of (a) the Credit Agreement Obligations, (b) any Additional Obligations incurred pursuant to any Additional Credit Document which, pursuant to any Joinder Agreement, are represented hereunder by a common Authorized Representative (in its capacity as such for such Secured Obligations) and (c) the Secured Hedge Obligations.

“Significant Subsidiary” means any subsidiary that would be considered a “significant subsidiary” under Article 1 of Regulation S-X under the Exchange Act.

“Total Outstandings” means, with respect to any Credit Document (other than any Interest Rate Hedging Agreement), at any time, an amount equal to the sum of, without duplication, the aggregate unpaid principal amount of Loans or other indebtedness outstanding under such Credit Document at such time after giving effect to any borrowings, advances and prepayments or repayments of any Loans or indebtedness under the Credit Agreement or such other Credit Document, as the case may be, on such date, plus the amount of any unfunded commitments under the Credit Agreement or such other Credit Document, as the case may be, on such date.

“Unanimous Voting Parties” means, with respect to any Intercreditor Vote, each of the Credit Agreement Administrative Agent, each of the Authorized Representatives appointed under each Additional Credit Document and each Interest Rate Hedge Bank, in each case casting votes representing 100% of the Voting Party Percentage applicable to each such Series of Secured Obligations.

“Voting Parties” means the lenders under our senior secured credit facility, any Additional Secured Party and, subject to the terms of the Collateral Agency Agreement, each Interest Rate Hedge Bank.

“Voting Party Percentage” means, in connection with any proposed decision or action under the Collateral Agency Agreement, the actual percentage, as determined pursuant to the terms of the Collateral Agency Agreement, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. This discussion does not describe all the tax consequences that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under United States federal income tax law, such as (a) dealers in securities or currencies, (b) financial institutions, (c) investors in partnerships or other pass-through entities or arrangements, (d) tax-exempt organizations or pension plans, (e) insurance companies, (f) real estate investment trusts, (g) regulated investment companies, (h) persons holding notes as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transactions, (i) persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, (j) a United States person (as defined in the Code) whose “functional currency” is not the United States dollar, and (k) certain former citizens or residents of the United States. Furthermore, this discussion does not address other federal tax laws (such as estate and gift tax laws) or any state, local or foreign tax laws.

We encourage holders to consult their own tax advisors regarding the United States federal tax consequences of the exchange offer and being a holder of the Notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Instead, an exchange note a holder receives will be treated as a continuation of such holder’s investment in the corresponding original note surrendered in the exchange offer. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange. The United States federal income tax consequences of holding and disposing of an exchange note will be the same as the United States federal income tax consequences of holding and disposing of an original note.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you are acquiring such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

•	our affiliate within the meaning of Rule 405 under the Securities Act, or

•	a broker-dealer that acquired original notes as a result of market-making or other trading activities.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if a broker-dealer acquired original notes as a result of market-making activities or other trading activities, it may exchange them for exchange notes; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer and such broker-dealer will be required to acknowledge the same. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may use this prospectus, as amended or supplemented, in connection with these resales, and all dealers effecting transactions in the exchange notes may be required to deliver a prospectus, as amended or supplemented for 180 days following consummation of the exchange offer or until such time that the broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will provide copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents during such 180-day (or shorter, if no longer required to deliver a prospectus) period in order to facilitate such resales. We have agreed to pay all expenses incident to the exchange offer (including certain expenses of counsel for the initial purchasers) other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes, or

•	a combination of such methods of resale.

The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any profit on any resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the Notes will be passed upon for us by Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Puget Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary PSE each file reports and other information with the SEC. Such material may also be accessed electronically by means of the SEC’s website on the Internet at http://www.sec.gov. Additionally, Puget Energy’s and PSE’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available or may be accessed free of charge at the Company’s website, www.pugetenergy.com. The information on the Company’s website is not incorporated into this prospectus.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate herein will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of the registration statement to which this prospectus relates and prior to the effectiveness of such registration statement and all such future filings that we make with the SEC until the expiration date (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

•	Puget Energy, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 21, 2025;

•	Puget Energy, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 7, 2025; and

•	Puget Energy, Inc.’s Current Reports on Form 8-K filed on January 3, 2025, March 13, 2025 and April 15, 2025.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Puget Energy, Inc.

355 110th Ave NE

Bellevue, Washington 98004

(425) 454-6363

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than June 24, 2025. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “The Exchange Offer” for more detailed information.

Except as expressly provided above, no other information is incorporated by reference into this prospectus.

Puget Energy, Inc.

OFFER TO EXCHANGE ITS

5.725% Senior Secured Notes due 2035

that have been registered under the

Securities Act of 1933, as amended

for any and all of its outstanding

5.725% Senior Secured Notes due 2035

that were issued and sold in a transaction

exempt from registration

under the Securities Act of 1933, as amended

PROSPECTUS

June 2, 2025